UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors, Inc.	41280 Bridge St., Novi, MI 48375 - USA
www.spartanmotors.com p 517.543.6400 f 517.543.5403

April 10, 2020

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 20, 2020, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR20.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed proxy statement. In addition, you will hear a report on Spartan Motors’ business activities. On the following pages, you will find the Notice of Annual Meeting of Shareholders and the proxy statement. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card. Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

Spartan Motors, Inc.	41280 Bridge St., Novi, MI 48375 - USA
www.spartanmotors.com p 517.543.6400 f 517.543.5403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2020 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 20, 2020, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR20. At the meeting, you will be invited to:

(1)	vote on the election of three directors to three-year terms expiring in 2023;

(2)	vote on an amendment to the Articles of Incorporation to change the name of Spartan Motors, Inc.;

(3)	consider and vote upon a proposal to amend the Spartan Motors, Inc. Stock Incentive Plan to make an additional 1,200,000 shares of common stock available for issuance under the plan;

(4)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors’ independent registered public accounting firm for the current fiscal year;

(5)	participate in an advisory vote to approve the compensation of our executives; and

(6)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 23, 2020. Please note that this year’s annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2020: Our proxy statement, proxy card, and annual report to shareholders (including Form 10-K) are available on the Internet at www.proxyvote.com. You may also contact Juris Pagrabs at (517) 997-3862 or Juris.Pagrabs@SpartanMotors.com to request these materials.

Sincerely,

Novi, Michigan April 10, 2020	Ryan L. Roney Secretary

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

Table Of Contents

Proxy Statement Summary	1
Frequently Asked Questions About the Annual Meeting	1
Corporate Governance Highlights	5
Executive Compensation Highlights	5
Proposal: Election of Directors	6
Ownership of Spartan Motors Stock	7
Spartan Motors’ Board of Directors and Executives	9
Executive Compensation	17
Potential Payments Upon Termination or Change-in-Control	35
Compensation of Directors	38
Compensation Committee Report	40
Compensation Committee Interlocks and Insider Participation	40
Transactions with Related Persons	40
Proposal: Amendment to Articles of Incorporation to Change Name of Spartan Motors, Inc.	41
Proposal: Amendment to Stock Incentive Plan to Authorize the Issuance of Additional Shares	42
Proposal: Advisory Vote to Approve Executive Compensation	46
Audit Committee Report	47
Proposal: Ratification of Appointment of Independent Auditors	48
Delinquent Section 16(a) Reports	48
Shareholder Proposals	48
Solicitation of Proxies	49
Appendix A: Non-GAAP Reconciliations	A-1
Appendix B: Stock Incentive Plan (as amended)	B-1

i

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 20, 2020

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

In this proxy statement, “we,” “us,” “our,” the “Company,” “Spartan Motors,” and “Spartan” refer to Spartan Motors, Inc., and “you” and “your” refer to shareholders of Spartan Motors.

Frequently Asked Questions About the Annual Meeting

Where and when is the annual meeting?

Our annual meeting will be held on Wednesday, May 20, 2020, at 10:00 a.m. (Eastern Daylight Time) by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR20. If you need help accessing the annual meeting, please contact Juris Pagrabs at (517) 997-3862 or at Juris.Pagrabs@SpartanMotors.com.

Who can vote at the annual meeting?

You are entitled to vote your shares of common stock at our annual meeting if you were a stockholder at the close of business on March 23, 2020, the record date for our annual meeting.

The total number of shares of common stock outstanding and entitled to vote on March 23, 2020 was 35,427,135. Holders of common stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the annual meeting?

In order to conduct business at our annual meeting, a quorum must be present. The presence in person or by proxy of stockholders holding a majority of the outstanding shares of common stock entitled to vote is necessary for a quorum at the meeting. If a quorum is not present, a vote cannot occur, and our annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions, and broker non-votes are counted for the purpose of determining whether a quorum is present.

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

How do I participate in the annual meeting?

In order to participate in this year’s annual meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/SPAR20. You will need to enter the control number shown on your proxy card.

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under Nasdaq rules, your bank or broker will only be able to vote your shares on the ratification of BDO USA, LLP as our independent registered public accounting firm. Your bank or broker will not be able to vote your shares on any other matter to be voted upon.

How do I vote my shares?

Registered shareholders may vote in one of three ways:

●    Vote by Mail: If you are a shareholder of record (that is, your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Co.), you may vote by returning the enclosed proxy card. If you properly complete, sign, date, and return your proxy card in the enclosed postage-paid envelope so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy card will be voted at the annual meeting and any adjournment of the annual meeting, so long as you do not revoke the proxy before or at the meeting.

●    Vote by Internet: Go to the website listed on your proxy card to vote by Internet. You will need to follow the instructions on your proxy card and the website.

●    Vote by Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed, dated, and returned your proxy card. If you vote by Internet or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you should receive instructions from your bank, broker, or other holder of record that you must follow in order to have your shares voted.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our annual meeting. If you are a registered shareholder and you originally voted by mail, Internet, or telephone, you may revoke your proxy by:

●    completing and returning a timely and later-dated proxy card, or using the Internet or telephone to timely transmit your later voting instructions,

●    casting a subsequent vote via the Internet, or

●   contacting Ryan Roney, Secretary of the Company, at the following address to notify him that your proxy is revoked:

Spartan Motors, Inc.

41280 Bridge Street

Novi, Michigan 48375

Email: Ryan.Roney@SpartanMotors.com

Fax: (517) 543-5403

If you are a beneficial shareholder, you must follow the directions provided by your bank, broker, or other holder of record to change or revoke any prior voting instructions.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted.

What are my voting options and how does the Board of Directors recommend that I vote?

	Proposal	Voting Options	Required Vote	Board of Directors Recommendation

1.	Election of Directors	For All, Withhold All, or For All Except Any Individual Nominee	Plurality	For All

2.	Amendment to our Articles of Incorporation to change the name of the Company	For, Against, or Abstain	Majority of Shares Outstanding	For

3.	Amendment to our Stock Incentive Plan to make an additional 1,200,000 shares of common stock available for issuance under the plan	For, Against, or Abstain	Majority of Shares Voted at Meeting	For

4.	Ratification of the appointment of BDO USA, LLP	For, Against, or Abstain	Majority of Shares Voted at Meeting	For

5.	Advisory vote to approve the compensation of our Named Executive Officers	For, Against, or Abstain	-	For

We do not know of any other matters to be presented for consideration at the annual meeting. In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to all proposals and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve each proposal?

Proposal 1 - Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions. However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for his or her election than votes "for" such election is required to promptly tender his or her offer of resignation to the Chairman of the Board. Our Nominating and Corporate Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 2 – Amendment of Articles of Incorporation. The proposal to amend our Articles of Incorporation will be approved if a majority of the shares outstanding as of the record date are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will impact the outcome of the election (because of the need to obtain the approval of a majority of the shares outstanding as of the record date).

Proposal 3 – Amendment of Stock Incentive Plan. The proposal to amend the Stock Incentive Plan to make an additional 1,200,000 shares of common stock available for issuance under the plan will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 4 - Ratification of Independent Auditors. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 5 - Advisory Vote to Approve Executive Compensation. The proposal to approve the compensation of our executives, as described in this proxy statement, is an advisory vote only. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Who is soliciting this proxy?

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Spartan Motors for use at the annual meeting and any adjournment of the meeting.

Who is paying the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting. We will also pay banks, brokers, or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers, or employees may solicit by telephone, electronically, or by other means of communication. Our directors, officers, and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Corporate Governance Highlights

The Board of Directors of the Company is responsible for providing guidance and oversight of the strategic and operational direction of the Company and overseeing the Company's executive management. These tasks ensure that the Company operates in ways that support the long-term interest of our stockholders. The follow is a list of governance features that demonstrate the Company's commitment to success, transparency, and accountability:

✓ Strong board independence (8 of 9)	✓ Mandatory retirement age of 74
✓ Majority vote policy in uncontested director elections	✓ Stock ownership requirements
✓ Periodic performance evaluations	✓ Executive pay with annual and long-term incentives
✓ Strong shareholder engagement practices	✓ Clawback policy
✓ Separate Chairman and CEO roles	✓ No hedging by officers or directors of equity
✓ Independent Chairman	✓ Strong relevant industry experience

Executive Compensation Highlights

The Company’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

Key Executive Compensation Practices

● Long-Term Equity-Based Compensation. Encourage long-term investment in the Company by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value.

● Base Salary. Set competitive salary levels to attract and retain well-qualified executives. Set compensation levels at median market rates, considering responsibilities of the position, expertise, Company performance, and other relevant factors.

● Annual Advisory Vote to Approve Compensation. Provide transparency to shareholders, increase accountability of directors to shareholders, and maintain alignment with Company objectives and performance.

● Clawback. Retract incentive compensation awards if made to an executive as the result of a material misrepresentation.

● Annual Cash Incentive. Encourage achievement of top priority financial and nonfinancial goals.

● Benchmarking. Compare executive compensation and Company performance to relevant peer group companies to remain competitive.

● No Hedging. Ensure accountability to the full risks and rewards of ownership of Company stock and maintain alignment with the long-term interests of the shareholders.

● Pricing and Timing of Equity Awards. Set exercise price for awards equal to the closing market price on the grant date or an average of the closing market prices over a period of time prior to the grant date. No backdating of awards or timing of the release of public information in any way that would take advantage of the disclosure.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2023:

Angela K. Freeman

Dominic A. Romeo

Andrew M. Rooke

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading “Spartan Motors’ Board of Directors and Executives,” beginning on page 9.

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to continue serving as directors of Spartan Motors. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If any substitute nominees are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors’ outstanding shares of common stock as of March 23, 2020:

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP(1) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,656,946	2,741,473	--	2,741,473	7.74%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,333,340	2,412,429	--	2,412,429	6.81%

The Rayburn Group(3) 1526 Ute Blvd., Suite 209, Room 6 Park City, Utah 84068	1,930,000	1,930,000	--	1,930,000	5.48%

(1)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2019, as set forth in an amendment to Schedule 13G filed with the SEC on February 12, 2020.

(2)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2019, as set forth in an amendment to Schedule 13G filed with the SEC on February 6, 2020.

(3)

Based on information regarding the reporting person’s beneficial ownership as of December 4, 2015, as set forth in a Schedule 13G filed with the SEC on December 14, 2015. The reporting person also disclosed an additional 70,000 shares (in addition to those disclosed in the table above) owned by Alexander C. McAree, the portfolio manager for the reporting person.

Security Ownership of Board and Management

The following table sets forth the number of shares of common stock that each of Spartan Motors’ directors and nominees for director, each of the named executive officers, as that term is defined in the Summary Compensation Table below (referred to in this proxy statement as our “named executives”), and all directors and executive officers (including all named executives) as a group beneficially owned as of March 23, 2020:

	Amount and Nature of Beneficial Ownership(1)
	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership	Percent of Class
James A. Sharman	94,736	-	94,736	*
Thomas R. Clevinger	33,014	-	33,014	*
Richard F. Dauch	97,855	-	97,855	*
Angela K. Freeman	6,345	-	6,345	*
Ronald E. Harbour	57,680	-	57,680	*
Paul A. Mascarenas	34,014	-	34,014	*
Dominic A. Romeo	43,144	-	43,144	*
Andrew M. Rooke	65,233	-	65,233	*
Daryl M. Adams	536,279	-	536,279	1.51%
Frederick J. Sohm	156,761	-	156,761	*
Thomas C. Schultz	158,509	-	158,509	*
Stephen K. Guillaume	66,306	-	66,306	*
Chad M. Heminover	21,341	-	21,341	*
All directors and executive officers as a group (16 persons)(4)	1,400,735	-	1,400,735	3.95%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)	These numbers include restricted shares, which are detailed in the tables on pages 32 and 38 below, for the officers and the directors, respectively.

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	These numbers include shares owned by each person named in the table as well as our executive officers not included in the table (Jonathan C. Douyard, Todd A. Heavin, and Ryan L. Roney).

Our directors and executives are required to maintain certainly minimum levels of ownership of our stock. Please see “Risk Mitigation – Director and Executive Stock Ownership Requirements” below for more information.

Spartan Motors’ Board of Directors and Executives

Spartan Motors’ Board of Directors currently consists of nine directors. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors’ directors (including the persons who are nominated for election to the Board of Directors) and executives is presented below. The matrix below highlights the key skills contributed to our Board by each of our directors:

Nominees for Election as Directors with Terms Expiring in 2023

Angela K. Freeman (age 52) was appointed to the Board of Directors in August of 2019. Ms. Freeman serves as the Chief Human Resources & ESG Officer at C.H. Robinson (NASDAQ: CHRW), one of the world’s largest third party logistics providers with annual revenues of $15.3 billion. Ms. Freeman leads the company’s global talent, sustainability, and corporate responsibility strategies. She has been with the company for over 20 years and prior to her current role led Investor Relations, Marketing, and Public Affairs. In addition, she serves as the President of the C.H. Robinson Foundation, the company’s philanthropic affiliate. Ms. Freeman also serves on the Board of the University of North Dakota Alumni Association & Foundation. Ms. Freeman holds a Master of Science degree in Comparative Politics from the London School of Economics, in addition to a Bachelor of Arts in Political Science and a Bachelor of Science in Secondary Education from the University of North Dakota. Ms. Freeman’s experience and expertise with leading human resources, including executive compensation, as well as investor relations at a publicly traded company, adds an important element to our Board of Directors, and she is a key member of the Board’s Human Resources and Compensation Committee.

Dominic A. Romeo (age 60) was appointed to the Board of Directors in October of 2017. Mr. Romeo served as Senior Vice President and Chief Financial Officer of Thor Industries, Inc., a leading publicly-traded manufacturer of recreational vehicles, from February 2013 to October 2013. From 2004 to 2011, Mr. Romeo served as Vice President and Chief Financial Officer of IDEX Corporation, a leading publicly-traded global manufacturer of pump products, dispensing equipment, and other engineered products. Prior to joining IDEX, Mr. Romeo served in several financial leadership positions at Honeywell International, Inc., a diversified technology and manufacturing company that services customers globally, including Vice President and Chief Financial Officer of Honeywell Aerospace from 2001 to 2004; Vice President and Chief Financial Officer of Honeywell International’s Engine Systems and Services divisions from 1999 to 2001; and various other senior finance positions from 1994 to 1999. Mr. Romeo’s prior work history also includes various management positions in finance and accounting with General Electric, AAR Corporation and Price Waterhouse. Mr. Romeo currently serves on the board of Novanta, Inc. a leading publicly-traded technology supplier to medical and advanced industrial equipment manufacturers. Mr. Romeo also serves on the Board of Directors and as a member of the Audit Committee of Loparex, a global manufacturer of release liners. Mr. Romeo served on the Board of Directors and as a member of the Audit Committee of Federal Signal Corporation, a leading publicly-traded global designer and provider of safety and security products and solutions, from 2010 to April 2013. Mr. Romeo has a Bachelor of Arts Degree in both Accounting and Business Administration from Manchester University. Mr. Romeo brings to the Board of Directors significant experience and expertise in finance and accounting.

Andrew M. Rooke (age 62) was appointed to the Board of Directors in February of 2012. From December 2016 to November 2019, Mr. Rooke served as Chairman and Chief Executive Officer of ASV Holdings, Inc., a Minnesota based manufacturer of compact track loader and skid steer loader equipment used in the construction, agricultural and forestry industries. From 2007 through 2016, Mr. Rooke served as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment. From 2002 until 2006, Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions. Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England. Mr. Rooke’s experience and knowledge in finance, international business, manufacturing, and the automotive industry allow him to provide valuable insight and experience to the Board.

Directors with Terms Expiring in 2021

Daryl M. Adams (age 58) joined the Company as the Chief Operating Officer on July 31, 2014, was appointed President and CEO of Spartan Motors effective February 19, 2015, and was appointed to the Board of Directors on December 10, 2014. Prior to joining Spartan Motors, Mr. Adams served for seven years as CEO of Midway Products Group, a privately-held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership and international roles in Lear’s North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Technological University. He serves on the boards of the Lansing Economic Area Partners and the Detroit Safety Foundation.  Mr. Adams is an active member of various other state leadership and manufacturing associations including: Business Leaders of Michigan, the Capital Area Manufacturers Council, and the Michigan Manufacturers Association. As the current President and CEO of the Company, Mr. Adams’ participation on the Spartan Motors Board of Directors is of critical importance, providing the remaining members a clear perspective into the Company’s operations and strategic direction.

Thomas R. Clevinger (age 67) was appointed to the Board of Directors on April 6, 2018. Since 2016, Mr. Clevinger has served as the CEO and Managing Partner of Cornerstone Growth Advisors, LLC., a consulting firm that focuses on strategic growth initiative advisory services, namely for the automotive and commercial vehicles industries. From 2010 to 2016, Mr. Clevinger served as Senior Vice President/Managing Director – Global at Navistar, Inc., where he managed all lines of business outside the U.S. and Canada. Prior to his work at Navistar, Mr. Clevinger served from 1995 to 2010 in various senior leadership roles at PACCAR, Inc. where he oversaw global sales and distribution operations for parts and service support. Mr. Clevinger holds a Bachelor of Science in Business and a Master of Arts in Leadership and Organizational Development, both from the City University of Seattle. Mr. Clevinger brings with him a wealth of expertise in global commercial vehicle sales and support, with an emphasis in aftermarket parts and service sales and distribution.

Paul A. Mascarenas (age 58) joined the Board of Directors effective June 1, 2018. Mr. Mascarenas’ career spanned 32 years at Ford Motor Company where from 2011 to 2014 he served as Chief Technical Officer and Vice President of Research and Advanced Engineering, and from 2007 to 2011 he served as Vice President, Global Engineering. Mr. Mascarenas currently serves on the boards of the United States Steel Corporation, Borg Warner, and ON Semiconductor Corporation, and serves as a Venture Partner with Fontinalis Partners LLP. Spartan believes Mr. Mascarenas’ experience in the automotive industry and his technical background adds valuable expertise to the Board.

Directors with Terms Expiring in 2022

Richard F. Dauch (age 59) has been a Director since 2010. Dauch has served as the CEO of Delphi Technologies, global technology leader in vehicle propulsion systems, since 2019. Prior to joining Delphi, in 2011, Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components. He has served as the President and CEO of global mechanical fastener supplier Acument Global Technologies, Inc. headquartered in Troy, Michigan, joining the company in 2008. He held prior leadership roles during a 13-year career at American Axle & Manufacturing, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army. Mr. Dauch previously served as a member of the Board of Directors of Accuride Corporation, a former SEC registrant and as the Chairman of the Heavy Duty Business Forum. He serves on the Board of Directors of the Motor & Equipment Manufacturers Association (MEMA) and on the Board of Directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT “Leaders For Manufacturing” program. Mr. Dauch’s 30-plus years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board.

Ronald E. Harbour (age 63) has been a Director since 2009. Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm. He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour serves on the Board of Lincoln Educational, a public company providing schooling for automotive repair skills, Detroit Cristo Rey, a non-profit private school, and on the Advisory Council of the Western Michigan University Haworth College of Business. Mr. Harbour previously served on the Board of Directors of Noble International, Ltd., an SEC registrant, and three privately held automotive companies: U.S. Manufacturing, a manufacturer of axles; Empire Electronics, a manufacturer of wire harnesses; and Techform, a manufacturer of vehicle hardware. Over his 35-plus years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry, along with experience in the electronics, food, aerospace and furniture industries.

James A. Sharman (age 61) is the current Chairman of the Board of Directors. He was appointed as a Director in January 2016 and has served as Chairman since the 2017 annual meeting of shareholders. Since February 2018, Mr. Sharman has served as the Chief Operating Officer of GoHealth, a leading provider of technology and service solutions for the health care and insurance industries. From 2014 through 2017, Mr. Sharman served as Chief Operating Officer of Coyote Logistics, a freight broker and logistics services provider and a wholly owned subsidiary of United Parcel Service, Inc. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and CEO of World Kitchen, Inc. and Rubicon Technology, Inc. He was Senior Vice President of Global Supply Chain for CNH as well as Vice President and General Manager, Latin America, for the Case Corporation. He served as the Commanding Officer of an Engineering Company in the United States Army and was an Assistant Professor at the United States Military Academy, West Point. Mr. Sharman is a graduate of the United States Military Academy at West Point and Duke’s Fuqua School of Business. Mr. Sharman’s extensive business experience, including international management experience, allows him to provide valuable insight to the Board.

Executive Officers Who Are Not Directors

Jonathan C. Douyard (age 40) joined Spartan Motors as Chief Financial Officer effective March 17, 2020. Mr. Douyard most recently served as the vice president of finance and CFO of Fluke Corporation, an operating company within Fortive, a Danaher Industrial spin-off. In his role, he oversaw the finance and IT functions at Fluke. He has experience building and leading teams, executing corporate strategy and completing strategic acquisitions. Prior to joining Fluke, he held key financial leadership positions at Sikorsky Aircraft, a United Technologies Company; and General Electric. Mr. Douyard holds a Bachelor of Science in Finance from Bentley University.

Stephen K. Guillaume (age 52) was appointed as President of the Specialty Chassis and Vehicles business unit effective May 11, 2015. Mr. Guillaume joined Spartan Motors in January 2015 as Vice President of New Business Development and Joint Ventures. In this role, Mr. Guillaume was responsible for managing Spartan’s joint ventures and leading business development initiatives across the organization. Prior to joining the Company, Mr. Guillaume held a succession of management positions over a 24 year career with Navistar, a leading manufacturer of commercial trucks, busses, defense vehicles and engines, most recently as General Manager of Navistar Commercial Trucks, a position he held from 2010 through 2014. Mr. Guillaume began his career at Navistar in finance and accounting, before progressing into a plant controller role and later positions in business development and general management. Mr. Guillaume holds a Master of Business Administration degree from Northwestern University’s Kellogg School of Management, and a Bachelor of Business Administration degree from Baylor University.

Todd A. Heavin (age 58) was appointed as Chief Operating Officer in June 2019. Prior to joining the Company, Mr. Heavin led the Casting Division for American Axle & Manufacturing. During his nine-year term at American Axle, he served as Senior Vice President & Chief Operating Officer and Division President. Prior to his work at American Axle, Mr. Heavin held executive positions at Formtech LLC and Intermet Corporation, as well as leadership positions at Delphi Automotive and United Technologies Automotive Division.

Chad M. Heminover (age 43) joined Spartan Fleet Vehicles and Services as the Vice President of Operations and Business Development in December 2017, and was appointed as the President of the Fleet Vehicles and Services business unit shortly thereafter, in May 2018. Mr. Heminover brings with him a wealth of experience and success across several domestic and international business turnaround efforts, mergers and acquisitions, and major product launches. He has led teams in the areas of finance, product management, manufacturing, and program management, to name a few. Prior to joining Spartan, Mr. Heminover served as a Business Unit President for Taylor Corporation, one of the largest print and communications services providers in the U.S. Mr. Heminover’s dynamic leadership style, innovative nature, and wide-spanning strategic inputs bring immense value to the business. Mr. Heminover earned his Bachelors of Science Degree in Finance from Minnesota State University.

Ryan L. Roney (age 47) joined Spartan Motors in April 2017 serving as the Company’s Chief Counsel. In July 2018, Ryan was promoted to Chief Legal Officer and Corporate Secretary. Mr. Roney’s career spans more than 20 years, during which time he has held several executive and leadership positions in public and private companies. His background includes domestic and global experience in both the manufacturing and non-manufacturing sectors. For more than a decade, Mr. Roney served as the global General Counsel for Smiths Detection, an anti-terrorism technology company that manufactures specialty vehicles and products to secure ports and borders around the world. He most recently served as Executive Vice President, Chief Administrative and Legal Officer for one of the nation’s largest, publicly traded, post-secondary proprietary educational institutions. In addition to his legal background, Mr. Roney has also served in a variety of business roles, including Executive Vice President of Business Development, President, and CEO. He is the founder of a non-profit organization that designed a method to deliver warm, purified water to people in need across the globe, and serves as a senior advisor to the National Warrior Foundation, an organization dedicated to assisting veterans returning from Iraq and Afghanistan. Mr. Roney earned his law degree from Pepperdine School of Law, where he graduated magna cum laude.

Board Meetings, Annual Meeting, and Committees

Spartan Motors’ Board of Directors held eight meetings during 2019. Each director who served as a director during 2019 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings (held during the periods that he or she served on the Board) and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the periods that he or she served on such committees), except for Mr. Dauch, who attended two-thirds of such meetings. Pursuant to the Company’s Corporate Governance Principles, the Company expects all directors to participate in the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting. At the time of our 2019 annual meeting of shareholders, we had eight directors, and six of them attended the annual meeting. Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has three standing committees: Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee. Membership on each of the committees is as follows:

Director	Audit Committee	Human Resources and Compensation Committee	Corporate Governance and Nominating Committee	Independent Director(1)
James A. Sharman			✓	✓
Daryl M. Adams
Thomas R. Clevinger	✓			✓
Richard F. Dauch		✓		✓
Ronald E. Harbour		✓		✓
Dominic A. Romeo(2)	Chair		✓	✓
Andrew M. Rooke(2)	✓			✓
Paul A. Mascarenas		Chair	Chair	✓
Angela K. Freeman		✓		✓
Number of meetings held in 2019	9	6	4

(1)

The directors indicated are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Members of the Audit Committee also satisfy applicable SEC independence standards for audit committee members.

(2)	Mr. Romeo and Mr. Rooke are each audit committee financial experts, as such term is defined in SEC rules.

Audit Committee. The primary purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: Spartan Motors’ financial statements and the accounting and financial reporting process; Spartan Motors’ systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors’ financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company’s Manager of Internal Audit and/or any other internal audit services provided by consultants or other outside resources to assist in the internal audit process. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company’s website, www.spartanmotors.com.

The Audit Committee has a pre-approval policy related to the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an “audit committee” under applicable Nasdaq and SEC rules.

Human Resources and Compensation Committee. The responsibilities of the Human Resources and Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation to be paid to Spartan Motors’ executive officers and Board members. In addition, the Human Resources and Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors’ stock incentive plan, reviewing all material proposed stock incentive plan changes, and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentives, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the named executives, as reflected in the Summary Compensation Table set forth below, including salary, bonuses, equity and other incentive compensation, and the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors’ Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the committee reviews the Company’s adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company’s website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates for nomination to the Board of Directors who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In identifying candidates for directors, the Corporate Governance and Nominating Committee and the full Board of Directors also considers the potential diversity of viewpoint that a candidate would likely bring to the Board of Directors, which could be the result of the person’s background, current occupation, career history, ethnicity, gender, and other factors.

As the need to make changes or additions to the Board arises, the Corporate Governance and Nominating Committee gives consideration to the Board size, experiences, and needs. The committee may use outside resources, including consultants retained by the committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the committee. Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders. The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. Spartan Motors’ bylaws provide that any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder’s intent to make a nomination or nominations has been given to Spartan Motors’ Secretary by the deadline specified in the bylaws. That deadline is at least 120 days before the one-year anniversary date of the notice of the previous year’s annual meeting if the meeting is an annual meeting and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors. Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. James Sharman, a non-employee director who meets Nasdaq standards for being an independent director. The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company’s executive management team, led by Mr. Adams. The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

Board’s Role in Oversight of Risk

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business. The Board’s risk oversight function is largely carried out through the Board’s independent oversight of the executive management team and, in particular, its oversight of the various operational, industry, economic, and other risk factors faced by the Company. The Board is an active Board that meets regularly with consistent input from all directors. All directors except for Mr. Adams have been determined to meet the independence standards of applicable Nasdaq rules. In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team. Those members of the executive management team who have particular risk management responsibilities, as well as the Manager of Internal Audit (together with outside resources, including consultants, that may assist in the internal audit process), report directly to the Board of Directors on a regular basis. In addition, the Board regularly holds sessions of the independent directors only, without the presence of the Company’s CEO or other executives.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each committee’s responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to profitably grow the business through acquisitions, organic growth, and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors’ Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Ryan L. Roney, Secretary, Spartan Motors, Inc., 41280 Bridge Street, Novi, Michigan 48375. All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management’s compensation with the achievement of Spartan Motors’ annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels the committee believes are competitive with other companies in Spartan Motors’ industry.

What We Do	What We Don’t Do
Link executive pay to Company performance through our annual and long-term incentive plans	No single-trigger change-in-control provisions

Balance among short- and long-term incentives, cash and equity, and fixed and variable pay	No hedging by executives or directors of equity holdings

Compare executive compensation and Company performance to relevant peer group companies	No aspect of the pay policies or practices pose material adverse risk to the Company

Require executives to meet minimum stock ownership requirements

Maintain a compensation clawback policy to recapture unearned incentive pay

Provide only limited perquisites

Say-on-Pay Vote and Shareholder Engagement

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2019, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy, approximately 91% of the shares voted to approve the resolution. Our Board considered the results of this vote to be supportive of the Company’s compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

The Company takes meaningful measures to engage with its shareholders, including through attendance at multiple investor conferences throughout the year and regular phone calls, in-person meetings, and other communications with large shareholders. The Company works to be responsive to all shareholder inquiries raised with the Company’s management and/or Board of Directors in an effort to fully engage with shareholders and address any shareholder concerns.

Pay Mix

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Annual cash incentive bonus; and
●	Long-term equity-based compensation.

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks. The elements of the executive compensation program are described in detail below. In 2019, 78% of our CEO’s target pay was performance-based and between 54% and 61% (depending on the executive) of our other named executives’ target pay was performance-based.

Component	Objective
Annual Incentive Compensation	Achievement of financial and nonfinancial objectives for which the named executives have individual and collective responsibility.
Long-Term Incentive Compensation

Achievement, over a multi-year period, of financial and nonfinancial objectives critical to the performance of the Company's business plans and strategies. Achievement, over a three-year period, of the Company's cumulative performance metrics to align executive and shareholder interests.

Base Salary, Retirement Programs, Benefits and Perquisites	Differentiate base salary based on individual responsibility and performance. Provide benefits that reflect the competitive practices of the industry and provide limited and specific perquisites.

Mix of Target Pay Elements for CEO

The Human Resources and Compensation Committee believes that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers’ potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

The Spartan Motors, Inc. Leadership Team Compensation Plan (the “LTC Plan”) sets forth the framework for compensation of the Company’s executive officers and other key employees, including each of the named executives shown in the tables below. The LTC Plan is intended to provide management with incentives to drive strategies and investments that maximize shareholder value, utilize financial measurements consistent with the market’s evaluation of Spartan Motors’ performance, and communicate Spartan Motors’ financial objectives in a clear and quantifiable manner. Total compensation is targeted at the median of comparable market data. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the LTC Plan and reviewing all payouts under the plan.

In 2019, following a recommendation by the Human Resources and Compensation Committee, the Board of Directors modified the LTC Plan. A summary of the primary features of the LTC Plan, as modified in 2019 are as follows:

Compensation Component	LTC Plan - Summary and Changes Made in 2019
Annual cash Incentive	The 2019 annual cash incentive retained the same performance metrics and weightings as in 2018: Corporate Officers: Annual cash incentive metrics for 2019 were weighted as follows:

	1.	Company-wide Adjusted EBITDA: 65%
	2.	Free cash flow: 15%
	3.	MBO Goals: 20%

Business Unit Presidents: Annual cash incentive metrics for 2019 were weighted as follows:

	1.	Company-wide Adjusted EBITDA: 65%
	2.	Individual business unit Adjusted EBITDA: 20%
	3.	Pre-determined operational and strategic objectives: 15%

Long-term equity-based compensation	To ensure executive pay aligns with performance and facilitates long-term shareholder value creation, performance share units (PSUs) were added as an equity incentive in 2019:
	1.	PSUs providing a target number of shares will be issued at the end of a three-year performance period: 70%
	2.	RSUs with three-year ratable vesting: 30%

PSUs are capped at 200% of target and are based on achieving the following performance metrics:

	1.	Three-year cumulative GAAP net income: 40%
	2.	Three-year relative TSR: 60%

Benchmarking

The Human Resources and Compensation Committee periodically engages independent third-party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies with whom we compete for talent. The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management.

In 2018, the committee engaged Mercer to benchmark total direct compensation (consisting of base salary, target bonus opportunity, and the value of long-term incentive grants) of the named executives at the median of the peer group, with the intention that the total direct compensation of these named executives would be set at amounts that are in the market median range. In performing this analysis, Mercer conducted benchmarking analysis of the named executives’ compensation, including base salaries, long-and short-term incentives, and severance practices, utilizing information from proxy disclosures and published surveys. A peer group was selected consisting of companies that are:

●

In similar industries in which Spartan Motors competes for executive talent and capital, including auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, electronic manufacturing services, and industrial machinery; and

●	Of similar size (as primarily measured by annual revenue), within a range of approximately one-third to three times Spartan Motors’ revenue that results in a median revenue close to Spartan Motors’.

Market median total direct compensation information in the study reflects the pay for an executive with a median level of experience. The list of identified peer companies in this survey include:

●	Alamo Group, Inc.	●	LCI Industries, Inc.
●	Altra Industrial Motion Corp.	●	Methode Electronics, Inc.
●	Blue Bird Corporation	●	Miller Industries, Inc.
●	Columbus McKinnon Corporation	●	Shiloh Industries, Inc.
●	Commercial Vehicle Group, Inc.	●	Standard Motor Products
●	Douglas Dynamics, Inc.	●	The Manitowoc Company, Inc.
●	ESCO Technologies, Inc.	●	Wabash National Corporation
●	Federal Signal Corp.	●	Winnebago Industries

In 2019, the Human Resources and Compensation Committee, after review with its executive compensation consultant, made the following changes to the peer group: Methode Electronics, Inc. was removed from the peer group due to somewhat limited business similarities to Spartan Motors, and Astec Industries, Inc. and REV Group Inc. were added as compensation peers due to similarities to Spartan Motors in terms of size, complexity, and industry. The revised peer group was utilized for compensation benchmarking conducted in late 2019.

The Human Resources and Compensation Committee used this benchmarking data from 2018 to establish the amount and form of compensation for the Company’s named executives effective in 2019. Mercer updated its benchmarking analysis in late 2019, which was used to aid the committee in setting total compensation for the named executives for 2020.

Neither Mercer nor any of its affiliates provided any services to the Company or any of its affiliates during 2019 for which it received fees in excess of $120,000.

Base Salary

Base salary is a fundamental component of the Company’s compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Human Resources and Compensation Committee determines recommended compensation for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors. The committee does not give specific weight to any particular factor. Using these same factors, the committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors’ executives.

As noted above, Mercer was engaged in 2018 to benchmark the salaries of the executive officers of Spartan Motors. The Human Resources and Compensation Committee made recommendations for 2019 base salaries consistent with this competitive benchmarking process. For 2019, the Company increased base salaries as shown below. Base salary adjustments are generally implemented in April of the applicable year.

Named Executive Officer	Base Salary - April 2018	Base Salary - April 2019	% Change from Prior Year
Daryl M. Adams, President and CEO	$678,300	$700,000	3.2%

Frederick J. Sohm, CFO	$326,400	$375,000	14.9%

Thomas C. Schultz, Chief Administrative Officer	$292,740	$320,000	9.3%

Stephen K. Guillaume, President - Specialty Chassis and Vehicles	$246,477	$305,000	23.7%

Chad M. Heminover, President - Fleet Vehicles and Services	$250,000	$294,000(1)	17.6%

(1)	Mr. Heminover’s base salary was increased again in November 2019 to $330,000, for an aggregate 32.0% increase over his 2018 base salary.

The base salary changes summarized in the table above served to provide greater alignment of executive total compensation levels with Spartan Motors’ stated compensation philosophy of targeting a market median range.

The Board of Directors may increase the base salaries of our executive officers from time to time, and such increases may be made at any time (i.e., not just in conjunction with the Board’s customary annual performance and compensation review or as the result of the completion of a benchmarking analysis).

Annual Cash Incentive Awards

The LTC Plan provides an opportunity for our named executives to earn an annual cash bonus based upon achievement of the top priorities for business performance based on key metrics. The LTC Plan requires management to annually review the metrics and weightings based upon current business conditions and to obtain approval of the proposed framework from the Human Resources and Compensation Committee.

Each participant’s annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant’s annual salary.

The target bonus percentage is a percentage of the participant’s salary. The LTC Plan establishes the target bonus percentage at 150% of base salary for our CEO and 60% of base salary for each of our other named executives. Although the LTC Plan gives the Human Resources and Compensation Committee the discretion to change the target bonus percentage for any executive for any particular year, the committee did not exercise this discretion for 2019.

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1.0X. The threshold (minimum) Bonus Multiplier is 0.5X and the maximum Bonus Multiplier is 2.0X. Annually, based on a proposal by management, the Human Resources and Compensation Committee will evaluate and establish, based upon the current key metrics, the incremental improvements required to attain an incremental Bonus Multiplier. The final Bonus Multiplier for a year may be a fractional value based upon prorating results within the target matrix.

The annual cash incentive award opportunities for our named executives for 2019 were as follows:

Annual Cash Incentive Award Opportunity as a % of Base Salary
Executive	Threshold	Target	Maximum	Actual
Daryl M. Adams, President and CEO	75%	150%	300%	270%
Frederick J. Sohm, CFO	30%	60%	120%	108%
Thomas C. Schultz, Chief Administrative Officer	30%	60%	120%	108%
Stephen K. Guillaume, President - Specialty Chassis and Vehicles	30%	60%	120%	108%
Chad M. Heminover, President - Fleet Vehicles and Services	30%	60%	120%	108%

The LTC Plan prohibits an annual cash bonus to our named executives for any year in which Spartan Motors incurs a net loss. However, the Board of Directors retains the right to make adjustments or grant discretionary bonuses that it deems appropriate. The Board did not grant any discretionary bonuses for 2019 performance.

At the discretion of the Human Resources and Compensation Committee, any cash bonus payable under the LTC Plan may be paid in the form of the Company’s common stock. All cash incentive bonuses for 2019 were paid in cash.

Executives subject to the LTC Plan for a partial year are eligible for annual bonuses on a prorated basis.

2019 Annual Cash Incentive Compensation

For 2019, the tables below show the metrics established for our named executives to earn an annual cash incentive bonus pursuant to the LTC Plan. The Human Resources and Compensation Committee selected Company-wide adjusted EBITDA as the key metric (65% weighting) for all of our named executives because it is viewed as the primary indicator of the performance and strength of our business on a long-term basis. For similar reasons, the adjusted EBITDA of a business unit is used as a metric for the leader of that business unit. Free cash flow is used as a metric for our corporate officers because of its relationship to the Company’s profitability. For each executive, the annual cash incentive bonus is also based in part on specific objectives established for that executive’s near-term performance. The 2019 performance targets were set for these awards and the payouts were determined prior to the recent events associated with the COVID-19 crisis.

Corporate Officer Incentive Plan Metrics

(Messrs. Adams, Sohm, and Schultz):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-wide Adjusted EBITDA(1)	$31,800	$39,600	$47,500	$64,045	200%	65%	130%
Free Cash Flow (1)	$5,799	$7,249	$8,699	$24,139	200%	15%	30%
MBO Goals Achievement	0%	100%	200%	100%	100%	20%	20%
					Total Multiplier		180%

(1)	See GAAP reconciliation in Appendix A.

Specialty Chassis and Vehicles Business Unit Incentive Plan Metrics

(Mr. Guillaume):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-wide Adjusted EBITDA(1)	$31,800	$39,600	$47,500	$64,045	200%	65%	130%
Segment Adjusted EBITDA (1) (2)	$15,514	$19,329	$23,270	$20,716	140%	20%	30%
Business unit operational and strategic plan	0%	100%	200%	140%	140%	15%	20%
					Total Multiplier		180%

(1)	See GAAP reconciliation in Appendix A.

(2)	See Note 18, Business Segments in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Fleet Vehicles and Services Business Unit Incentive Plan Metrics

(Mr. Heminover):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-wide Adjusted EBITDA(1)	$31,800	$39,600	$47,500	$64,045	200%	65%	130%
Segment Adjusted EBITDA (1) (2)	$29,920	$37,400	$44,880	$60,663	200%	20%	40%
Business unit operational and strategic plan	0%	100%	200%	67%	67%	15%	10%
					Total Multiplier		180%

(1)	See GAAP reconciliation in Appendix A.

(2)	See Note 18, Business Segments in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K filed with the SEC on March 16, 2020.

2020 Annual Cash Incentive Compensation

No changes were made to the annual cash incentive compensation framework described above for 2020. Cash incentive awards for 2020 will be based upon the same key metrics for the named executives as were used for 2019, including both financial and non-financial metrics, and weightings for each metric will be the same as they were for 2019.

Long-Term Equity Incentive Awards

Spartan Motors’ equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors stakeholders. See the minimum stock ownership requirements for executive officers under “Risk Mitigation - Director and Executive Stock Ownership Requirements” below.

Spartan Motors currently has the ability to grant equity-based compensation to its named executives pursuant to the Stock Incentive Plan of 2016. The Human Resources and Compensation Committee administers all aspects of the plan.

Starting in 2019, long-term equity incentives for named executives will include (1) a grant of restricted stock units (“RSUs”) with time-based vesting, and (2) a grant of performance share units (“PSUs”), which are payable in shares of Spartan common stock, subject to the achievement of certain performance metrics over a cumulative three-year period. Prior to 2019, the Company’s practice was to grant all long-term equity compensation to named executives in the form of restricted stock with the number of shares granted based on the achievement of various metrics established by the Company. In consultation with its executive compensation consultant, the committee determined that utilizing a combination of PSUs and RSUs would further enhance alignment of executive compensation with shareholder value creation and achievement of key business objectives. As such, starting in 2019, 30% of a named executive’s target long-term incentive compensation (“LTIC”) award will be made in RSUs and the other 70% of the LTIC award will be made in the form of PSUs. These awards are described in more detail below.

Each named executive’s target LTIC award for a particular year will be based on a percentage of his or her annual base salary. The LTC Plan establishes the target LTIC award at 200% of base salary for our CEO, 100% of base salary for our CFO, 90% of base salary for our CAO, and 60% of base salary for each of our other named executives. Although the LTC Plan gives the Human Resources and Compensation Committee the discretion to change the target LTIC award for any executive for any particular year, the committee did not exercise this discretion for 2019.

Restricted Stock Units (RSUs)

The LTC Plan provides that the value of each annual LTIC award to be made in the form of RSUs will be equal to 30% of the executive’s target LTIC award for that year. The award is generally to be made on March 30 of each year (or, if March 30 is not a business day, on the immediately preceding business day), with the number of RSUs to be issued determined by using the average stock price over the preceding 30 calendar days. The RSUs vest ratably over a three-year period, subject to any exceptions set forth in the award agreement reflecting the grant of such RSUs.

Performance Share Units (PSUs)

The portion of each annual LTIC award to be made in the form of PSUs is designed to reward the named executives based upon achievement of cumulative financial performance over a three-year period (with cliff vesting to occur at the end of such three-year performance period) starting with the performance year in which the annual LTIC award is granted. This cumulative financial performance is measured by two metrics:

●

60% of the value of the PSUs will be dependent on Spartan’s Total Shareholder Return (TSR) over the three-year performance period relative to the Dow Jones U.S. Commercial Vehicles and Truck Index (the “Index”); and

●

40% of the value of the PSUs will be dependent on Spartan’s cumulative net income over the three-year performance period. For this purpose, net income is to be calculated in accordance with GAAP, but subject to such adjustments as may be approved by the Human Resources and Compensation Committee.

The LTC Plan provides that the number of PSUs earned with respect to a three-year performance period is to be determined as follows:

●	TSR over the performance period relative to the Index (60% weighting):

Percentile Rank Compared to Index	Payout as Percentage of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50% (0X)
50th percentile (Target)	100% (1X)
75th percentile (Maximum)	200% (2X)

With respect to both the Company’s stock and the stock of each company in the Index, the TSR performance will be calculated (a) using a 20-trading day average of the stock price ending on the first day and last day of the performance period, and (b) assuming all dividends declared during the performance period are reinvested at the closing price on the applicable ex-dividend date. Achievement between the stated percentages will be interpolated on a straight-line basis.

●	Cumulative net income over the performance period (40% weighting), with cumulative net income amounts for the three-year performance period of 2019 through 2021 established as follows:

Cumulative Net Income	Payout as Percentage of Target
Less than $47,082,000 (threshold)	0%
$47,082,000 (threshold = 70% of target)	50% (0X)
$67,260,000 (target)	100% (1X)
$80,712,000 (maximum = 120% of target)	200% (2X)

Achievement between the stated dollar amounts will be interpolated on a straight-line basis.

At the end of the three-year performance period, the executive may be issued shares of the Company’s common stock in settlement of the PSUs, with the number of shares calculated based on the Company’s TSR over the three-year performance period relative to the Index and the Company’s cumulative net income over the three-year performance period. The aggregate number of shares actually granted to the executive may be between 0% and 200% of the number of PSUs granted.

2019 Long-Term Equity Incentive Compensation

For 2019, our named executives were granted the following LTIC awards:

Executive	Target LTIC Award for 2019	Number of RSUs Granted (30% of Target LTIC Award)	No. of PSUs Granted (70% of Target LTIC Award)
Daryl M. Adams, President and CEO	$1,400,000 (200% of base salary)	47,836	111,617
Frederick J. Sohm, CFO	$ 375,000 (100% of base salary)	12,813	29,898
Thomas C. Schultz, Chief Administrative Officer	$ 288,000 (90% of base salary)	9,841	22,961
Stephen K. Guillaume, President - Specialty Chassis and Vehicles	$ 183,000 (60% of base salary)	6,253	14,590
Chad M. Heminover, President - Fleet Vehicles and Services	$ 176,400 (60% of base salary)	6,027	14,064

All of these RSUs and PSUs were granted on April 15, 2019 and were calculated using the average stock price of Spartan Motors’ common stock over the preceding 30 calendar days, which was $8.78 per share.

All of the RSUs granted in 2019 will vest ratably over a three-year period.

All of the PSUs granted in 2019 will be earned (or forfeited) based on the Company’s performance over the three year period from January 1, 2019 through December 31, 2021, based on the metrics described above.

2020 Long -Term Equity Incentive Compensation

No changes were made to the long-term equity incentive compensation framework described above for 2020. RSUs and PSUs were granted to each of the named executives on March 30, 2020. The RSUs will vest ratably over a three year period, and the PSUs will be earned based on the same metrics described above (TSR compared to the Index and cumulative net income) over the three-year performance period of 2020 through 2022.

Human Resources and Compensation Committee Processes and Procedures

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors’ executive compensation policies. The Human Resources and Compensation Committee also administers Spartan Motors’ executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Human Resources and Compensation Committee is made up of independent directors, none of whom is a current or former employee of Spartan Motors.

The Company’s CAO serves as a coordinator of the Human Resources and Compensation Committee meetings, but does not participate in any decisions regarding executive or Board compensation. The Company’s CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the committee regarding Company performance, operations, strategies, and other information requested by the committee. Other than the CEO, the CAO and the CFO, none of the Company’s named executives participate in the discussions with the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee’s written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. The Committee’s policy is to conduct benchmarking of officer’s salaries at least once every two years. Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

Personal Benefits and Perquisites

We believe that compensation in the form of perquisites and personal benefits does not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits play a very minor role in our compensation program. The limited perquisites and personal benefits we do provide are disclosed in the Summary Compensation Table below and detailed in footnote 4 to that table.

Severance Benefits

We maintain a Management Severance Plan for the primary purpose of providing certain severance benefits to a select group of our key management employees designated by our Human Resources and Compensation Committee. All of our named executives have been designated for participation in this Management Severance Plan.

Pursuant to the Management Severance Plan, a participant who is terminated by the Company without cause (as defined in the Management Severance Plan) is entitled to receive the following severance benefits:

●

The participant will be entitled to continue to receive his or her base salary (at the rate in effect immediately prior to qualifying termination or, if greater, the rate in effect at any time within 180 days prior to the qualifying termination) for a period of 18 months following termination for our CEO and a period of 12 months for our other named executives.

●

If the threshold is satisfied for annual incentive cash bonus eligibility under the LTC Plan for the fiscal year in which the qualifying termination occurs, the severance benefit will include a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination). Any such pro rata bonus will be calculated and paid following completion of the performance year in question.

●

If the executive enrolls in COBRA, then during the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives), the Company will pay a portion of the executive’s COBRA premiums equal to the portion of such premiums (if any) the Company would have paid with respect to the executive had he or she continued employment with the Company.

●

All outstanding unvested shares of restricted stock and RSUs will be fully vested as of the date of termination. PSUs that are outstanding at the date of termination will generally be settled (i.e., and shares of common stock issued to the executive) at the time the PSU would have otherwise been settled in accordance with its terms, following completion of the relevant performance period and subject to the achievement of the performance conditions for such PSUs, but with the executive only receiving a pro rata portion of the shares he or she would have otherwise received (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination).

●

The executive will be entitled to receive reasonable outplacement services during the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives), up to a maximum of $10,000 per year.

Notwithstanding the foregoing, if the employment of a named executive is terminated by the Company for cause (as determined by the Human Resources and Compensation Committee) or by the executive for “good reason” following a “change in control” of the Company, as each of those terms is defined in our Stock Incentive Plan, then the severance benefit payable to our CEO is equal to twice his annual salary plus the target annual incentive cash award (without proration), and the severance benefit payable to our other named executives is equal to their annual salary plus the target annual incentive cash award (without proration).

An executive’s receipt of these severance benefits is conditioned on the participant executing a release of claims in favor of the Company and complying with certain non-competition, non-solicitation, confidentiality, and other provisions in favor of the Company for the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives).

This summary of the Management Severance Plan is subject in its entirety to the actual provisions of the plan.

Retirement and Other Benefits

We do not provide a defined benefit pension to our named executives, although we do provide a defined contribution plan (401(k) plan). In addition, we provide a Supplemental Executive Retirement Plan (SERP), which is a non-qualified defined contribution plan that allows our executives to defer compensation and provides for certain matching contributions by the Company. The SERP is described in more detail under “Non-Qualified Deferred Compensation” below.

Our typical practice when hiring a new executive is to set forth the principal terms of their employment in an employment offer letter. These employment letters often commit us to provide certain benefits to these executives, including upon their termination of employment. Those commitments are described in this proxy statement.

Risk Mitigation

We believe our compensation policies and programs are designed in a manner such that they do not create incentives or risks that are reasonably likely to result in a material adverse effect on the Company. These policies and programs are designed to balance our executive compensation among appropriate short- and longer-term incentives and create the appropriate mix of fixed compensation as well as compensation that is contingent on the achievement of objectives we believe will enhance shareholder value. In addition, we have several policies and practices in place designed to mitigate risks associated with our executive compensation practices, including:

Director and Executive Stock Ownership Requirements

Our Board members and executives are required to attain ownership of our common stock, within five years of being named to their position, at least equal to the following minimums:

●	Non-employee directors:	5 times annual cash Board retainer
●	CEO:	5 times annual base salary
●	All other named executives:	3 times annual base salary

Shares owned directly by Board members or executives, shares owned through a 401(k) plan or IRA, unvested restricted shares or restricted share units that are subject to time-based vesting, shares previously owned by executives but placed in irrevocable trusts for family members or in revocable trusts, and shares determined to have actually been earned and issuable pursuant to outstanding performance share units (PSUs) are counted toward these ownership requirements. Unexercised options, unexercised stock appreciation rights, and shares underlying PSUs (except to the limited extent described in the preceding sentence) are not counted toward the ownership requirements.

Clawback Provision

Our LTC Plan contains a provision stating that compensation awarded under the plan will be retracted to the extent a grant was made to an executive as the result of a material misrepresentation.

Anti-Hedging Policy

We consider it inappropriate for any of our directors or executive officers to hedge or monetize transactions to lock in the value of his or her ownership of Spartan stock. These transactions potentially allow the holder to own our stock without the full risks of ownership. Our Corporate Governance Principles prohibit our directors and executive officers from engaging in any transaction with respect to any of our securities the purpose of which is to hedge against or offset any decrease in the market value of our securities.

Pricing of Equity Awards

The price used to determine the number of restricted shares granted to our executives is generally an average of the closing share price for the 30 calendar days prior to the grant date. We do not “backdate” any equity-based awards. The Board of Directors is committed to maintaining the integrity of our compensation philosophy and programs. As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Daryl M. Adams	2019	$703,460	(5)	$-	$1,749,581	$1,890,000	$52,780	$4,395,821
President and CEO	2018	674,719		-	915,705	472,303	65,654	2,128,381
	2017	665,000		-	1,197,000	1,064,000	48,030	2,974,030
Frederick J. Sohm	2019	360,981		-	468,644	405,000	25,254	1,259,879
CFO	2018	257,355		-	176,256	85,680	27,830	547,121
	2017	315,000		-	230,400	307,200	21,296	873,896
Thomas C. Schultz	2019	312,136		-	359,918	345,600	32,181	1,049,835
CAO	2018	291,194		-	158,080	122,951	30,220	602,445
	2017	285,250		-	206,640	275,520	106,728	874,138
Stephen K. Guillaume	2019	288,118		-	228,697	329,400	25,808	872,023
President, Specialty	2018	245,426		-	133,098	200,463	21,037	600,024
Chassis and Vehicles	2017	240,057		-	173,984	217,480	8,497	640,018
Chad M. Heminover(6)	2019	286,154		-	220,446	317,520	48,843	872,963
President, Fleet	2018	240,385		-	135,000	101,538	40,766	517,689
Vehicles and Services

(1)	This column will disclose any one-time discretionary cash bonuses earned and expensed by the Company in the respective year.

(2)

Amounts shown in this column represent the aggregate grant date fair value of stock awards noted in the Grants of Plan-Based Awards table below. The fair values were determined in accordance with the FASB ASC Topic 718, “Stock Compensation.” For information regarding valuation assumptions for the 2019 awards, see Note 15 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2019. Assuming the highest level of performance is achieved for the PSUs granted in 2019, the grant date fair values of all stock awards granted in 2019 would have been $3,069,116 for Mr. Adams, $822,099 for Mr. Sohm, $631,364 for Mr. Schultz, $401,180 for Mr. Guillaume, and $386,708 for Mr. Heminover.

(3)	Amounts shown in this column represent the annual cash incentive bonuses paid to our named executives pursuant to our LTC Plan, as described above.

(4)	The 2019 amounts reported in this column consist of the following:

	401(k) Matching Contri- bution	SERP Matching Contri- bution	Dividends Paid on Restricted Stock	Health, Life, and LTD Insurance	Relocation Payments	Country Club Dues Paid	Total
Name	($)	($)	($)	($)	($)	($)	($)

Daryl M. Adams	$9,500	$-	$20,584	$13,816	$-	$8,880	$52,780
Frederick J. Sohm	9,481	997	3,574	11,202	-	-	25,254
Thomas C. Schultz	6,014	-	9,919	16,248	-	-	32,181
Stephen K. Guillaume	5,817	-	3,186	16,805	-	-	25,808
Chad M. Heminover	5,279	-	1,347	15,479	26,738	-	48,843

(5)

Mr. Adams’ salary for 2019 includes an additional payment of $11,253.85 made on February 15, 2019 as base salary for 2018, which was inadvertently not paid in 2018 because of a delay in implementing his 2018 salary increase.

(6)

Mr. Heminover joined the company as Vice President of Operations and Business Development – Fleet Vehicles and Services in December 2017, and was promoted to President of Fleet Vehicles and Services in May 2018.

Grants of Plan-Based Awards During 2019

The following table provides information concerning each grant of a plan-based award made to the named executives in the last completed fiscal year.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)

Daryl M. Adams	4/15/19	$525,000	$1,050,000	$2,100,000	-	-	-	-	$-
	4/15/19	-	-	-	55,809	111,617	223,234		1,319,535
	4/15/19	-	-	-				47,836	430,046
Frederick J. Sohm	4/15/19	112,500	225,000	450,000	-	-	-	-	-
	4/15/19	-	-	-	14,949	29,898	59,796	-	353,455
	4/15/19	-	-	-				12,813	115,189
Thomas C. Schultz	4/15/19	96,000	192,000	384,000	-	-	-	-	-
	4/15/19	-	-	-	11,481	22,961	45,922	-	271,447
	4/15/19	-	-	-				9,841	88,471
Stephen K. Guillaume	4/15/19	91,500	183,000	366,000	-	-	-	-	-
	4/15/19	-	-	-	7,295	14,590	29,180	-	172,483
	4/15/19	-	-	-				6,253	56,214
Chad M. Heminover	4/15/19	88,200	176,400	352,800	-	-	-	-	-
	4/15/19	-	-	-	7,032	14,064	28,128	-	166,263
	4/15/19	-	-	-				6,027	54,183

(1)

The amounts reported in these three columns relate to the annual cash incentive awards granted to the executives in April 2019 pursuant to our LTC Plan. These awards were payable based on various objectives to be achieved during 2019, as discussed under “Compensation Discussion and Analysis – Annual Cash Incentive Awards” above. In March 2020, the actual amounts payable to the executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

The amounts reported in these three columns reflect the grant of PSUs in 2019 pursuant to our LTC Plan. The PSUs represent shares of the Company’s common stock and are issuable to executives following the three-year performance period of 2019 - 2021 based on the Company’s TSR relative to the Index and cumulative net income over such performance period, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. Each threshold amount assumes an LTIC multiple of 0.5X; each target amount assumes an LTIC multiple of 1.0X; and each maximum amount represents the maximum number of shares issuable pursuant to the PSUs granted, which for 2019 was a multiple of 2.0X.

(3)

These are the RSUs granted to each executive on April 15, 2019, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. All such RSUs vest ratably over a three-year period.

(4)	Amounts reported in this column represent the aggregate grant date fair value of the equity-based awards (PSUs and RSUs) and were computed in accordance with FASB ASC Topic 718.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at December 31, 2019

The following table provides information concerning certain outstanding equity awards as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Daryl M. Adams	253,673	$4,586,408	111,617	$2,018,035
Frederick J. Sohm	48,558	877,929	29,898	540,556
Thomas C. Schultz	57,612	1,041,625	22,961	415,135
Stephen K. Guillaume	38,108	688,993	14,590	263,787
Chad M. Heminover	19,498	352,524	14,064	254,277

(1)

This column reports the total number of shares of restricted stock and shares of stock underlying outstanding RSUs that have not vested as of December 31, 2019. Vesting dates for these outstanding awards are as follows:

Named Executed Officer	Vesting Dates
Daryl M. Adams	132,416 shares on 3/30/2020 15,946 shares on 4/15/2020 54,365 shares on 3/30/2021	15,945 shares on 4/15/2021 19,056 shares on 3/30/2022 15,945 shares on 4/15/2022
Frederick J. Sohm	24,365 shares on 3/30/2020 4,271 shares on 4/15/2020 9,088 shares on 3/30/2021	4,271 shares on 4/15/2021 2,292 shares on 3/30/2022 4,271 shares on 4/15/2022
Thomas C. Schultz	35,097 shares on 3/30/2020 3,281 shares on 4/15/2020 9,384 shares on 3/30/2021	3,280 shares on 4/15/2021 3,290 shares on 3/30/2022 3,280 shares on 4/15/2022
Stephen K. Guillaume	21,184 shares on 3/30/2020 2,085 shares on 4/15/2020 7,901 shares on 3/30/2021	2,084 shares on 4/15/2021 2,770 shares on 3/30/2022 2,084 shares on 4/15/2022
Chad M. Heminover	5,384 shares on 3/30/2020 2,009 shares on 4/15/2020 5,385 shares on 3/30/2021	2,009 shares on 4/15/2021 2,702 shares on 3/30/2022 2,009 shares on 4/15/2022

(2)

The market value of each equity award is determined by multiplying the closing market price of Spartan Motors’ common stock as of December 31, 2019 ($18.08) by the number of shares underlying each award.

(3)

This column reports the number of shares underlying unearned PSUs, assuming performance at target levels. The actual number of shares that will be earned can range from 0% to 200% of the target amount, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved. The vesting date for all unearned PSUs shown in this column is December 31, 2021, the last day of the three-year performance period.

Stock Vested in 2019

The following table provides information concerning the vesting of restricted stock during 2019 for each of the named executives.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Daryl M. Adams	163,502	$ 1,443,723
Frederick J. Sohm	51,256	452,590
Thomas C. Schultz	50,131	442,657
Stephen K. Guillaume	26,274	231,999
Chad M. Heminover	2,684	23,700

(1)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2019. This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)
Daryl M. Adams	SERP	$-	$-	$-	$-	$-
Frederick J. Sohm	SERP	32,488	997	19,266	-	110,052
Thomas C. Schultz	SERP	-	-	-	-	-
Stephen K. Guillaume	SERP	-	-	-	-	-
Chad M. Heminover	SERP	-	-	-	-	-

(1)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the “All Other Compensation” column in the Summary Compensation Table above.

(2)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company. The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the “SERP”) is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company’s 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP’s assets are subject to other creditors of the Company in some circumstances.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant’s contribution for that year. The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company’s 401(k) plan but for limitations imposed by the Code. In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participant’s SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the payments and benefits payable to the Company’s named executives upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2019. The closing market price of Spartan Motors common stock was $18.08 as of December 31, 2019. The summary provided below is subject to the actual provisions of each applicable plan.

Triggering Event and Payments/Benefits

	Termination of Employment – Change in Control	Termination of Employment - Without Cause
Daryl M. Adams
Early vesting of equity awards(1)	$5,114,202	$5,114,202
Severance(2)	1,441,845	1,106,845
Annual cash incentive bonus(3)	2,100,000	1,050,000
SERP Plan(4)	-	-
Total	$8,656,047	$7,271,047

Frederick J. Sohm
Early vesting of equity awards(1)	$1,019,305	$1,019,305
Severance(2)	392,211	402,211
Annual cash incentive bonus(3)	225,000	225,000
SERP Plan(4)	110,052	110,052
Total	$1,746,568	$1,756,568

Thomas C. Schultz
Early vesting of equity awards(1)	$1,150,199	$1,150,199
Severance(2)	345,349	355,349
Annual cash incentive bonus(3)	192,000	192,000
SERP Plan(4)	-	-
Total	$1,687,548	$1,697,548

Stephen K. Guillaume
Early vesting of equity awards(1)	$757,983	$757,983
Severance(2)	329,032	339,032
Annual cash incentive bonus(3)	183,000	183,000
SERP Plan(4)	-	-
Total	$1,270,015	$1,280,015

Chad M. Heminover
Early vesting of equity awards(1)	$419,027	$419,027
Severance(2)	353,161	363,161
Annual cash incentive bonus(3)	176,400	176,400
SERP Plan(4)	-	-
Total	$948,588	$958,588

(1)

Upon a named executive’s termination without cause, our Management Severance Plan generally provides for (a) accelerated vesting of all unvested shares of restricted stock and all unvested RSUs held by the named executive and (b) pro rata vesting (based on full calendar months prior to termination) of PSUs held by the named executive, paid at end of the performance period based on actual performance. See “Severance Benefits” above for more information.

(2)

Pursuant to our Management Severance Plan, upon termination of employment without cause (other than in connection with a change in control of the Company), each named executive would be eligible to receive a severance benefit consisting of a continuation of his base salary, reimbursement for reasonable outplacement services (up to $10,000 per year), and Company-paid COBRA premiums for a period of 18 months for our CEO and 12 months for each other named executive. Upon termination of employment without cause or for good reason in connection with a change in control of the Company, our LTC Plan provides that our named executives will generally be eligible to receive severance equal to a multiple of the executive's annual salary (2X for our CEO and 1X for the other named executives), which severance would be payable in bi-weekly installments. In addition, the Company would be required to pay COBRA premiums for a period of 18 months for our CEO and 12 months for each other named executive.

(3)

Pursuant to our Management Severance Plan, upon termination of employment without cause (other than in connection with a change in control of the Company), each named executive’s severance benefit would include a prorated portion (based on the number of full calendar months that have elapsed in the performance year prior to termination) of the target annual cash incentive bonus otherwise payable for that performance year, assuming the threshold performance level is met. Upon termination of employment without cause or for good reason in connection with a change in control of the Company, our LTC Plan provides that our named executives’ severance benefits will include a multiple of the executive's target annual incentive cash bonus for that performance year (2X for our CEO and 1X for the other named executives), which benefit would be payable in bi-weekly installments with the executive’s salary continuation described in footnote (2) above.

(4)	Amounts reflect accumulated balance, earnings to date on the balance, and Company contributions for the SERP.

As described under “Severance Benefits” above, an executive’s receipt of severance benefits pursuant to our Management Severance Plan is conditioned on the participant executing a release of claims in favor of the Company and complying with certain non-competition, non-solicitation, confidentiality, and other provisions in favor of the Company for the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives).

In addition to the payments and benefits described above, our LTC Plan provides for a prorated payment of the annual cash incentive bonus actually earned for a performance year if a named executive has a “qualifying retirement” during the performance year, and our form equity award agreements generally provide that unvested equity awards are not forfeited in event of a “qualifying retirement.” However, a “qualifying retirement” can only occur after the named executive has reached age 62 (with at least five years of continuous employment with the Company), and none of our named executives had reached age 62 as of December 31, 2019.

CEO Pay Ratio

Spartan Motors’ policy is to pay our employees competitively with similar positions in the applicable labor market by providing a combination of competitive base pay, incentives, and other benefits. We benchmark our compensation levels by position and adjust compensation to match the applicable labor market. By doing so, we believe we maintain a high quality and stable workforce.

We are disclosing the following pay ratio, which compares the annual total compensation of our employees (including full-time, part-time and contract employees employed directly by Spartan, but excluding contract employees employed through a third party) other than Mr. Adams (our President and CEO) and the annual total compensation of Mr. Adams.

We identified our median employee using the following methodology, consistent with SEC rules:

We first examined the annual compensation paid to each of our full-time and part-time employees as well as contract employees directly employed by Spartan, that were employed as of December 31, 2019, a total of 2,660 employees (excluding Mr. Adams), all located within the United States. The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table below, along with benefits such as health insurance that are available on an equal basis to all employees. We annualized the total compensation for any employee who was not employed for all of 2019. We did not annualize the compensation for contract employees employed directly by Spartan who were not employed for all of 2019. We did not make any other adjustments to any employee’s compensation or exclude any employees for this analysis. We then ranked all of our employees (except for Mr. Adams) in terms of total compensation from highest to lowest, and identified the employee that ranked as the median (1,330 on the list of 2,660 employees).

Following this methodology, the components of our pay ratio disclosure for 2019 were reasonably estimated as follows:

●	The median of the total annual compensation of all of our employees other than Mr. Adams was $54,178.
●

The total compensation of Mr. Adams was $4,084,399 (including benefits available on an equal basis to all employees that are not required to be included in compensation disclosed in the summary compensation table).

●	The ratio of Mr. Adams’ compensation to the compensation of the median employee was 75:1.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts. Decisions regarding Spartan Motors’ non-employee director compensation program are informed by market practice data gathered from the same peer group companies utilized for executive compensation benchmarking. The following table provides information concerning the compensation of directors for Spartan’s last completed fiscal year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
James A. Sharman	$100,000	$280,019	$380,019
Thomas R. Clevinger	50,000	170,005	220,005
Richard F. Dauch	50,000	170,005	220,005
Angela K. Freeman(3)	25,000	56,915	81,915
Ronald E. Harbour	51,250	170,005	221,255
Paul A. Mascarenas	67,500	170,005	237,505
Dominic A. Romeo	60,000	170,005	230,005
Andrew M. Rooke	50,000	170,005	220,005
Jeri Isbell(4)	13,750	70,007	83,757

(1)	Mr. Adams received no additional compensation for his service as a director. All compensation paid to Mr. Adams is reported in the Summary Compensation Table above.

(2)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2019. As of December 31, 2019, each director had outstanding the following aggregate number of unvested stock awards:

Name	Outstanding Stock Awards - # of shares
James A. Sharman	31,340
Thomas R. Clevinger	19,014
Richard F. Dauch	19,014
Angela K. Freeman	6,345
Ronald E. Harbour	19,014
Paul A. Mascarenas	19,014
Dominic A. Romeo	19,014
Andrew M. Rooke	19,014

(3)	Ms. Freeman joined the Board on August 5, 2019.

(4)	Ms. Isbell resigned from the Board effective April 10, 2019.

Cash-Based Compensation

In 2019, each non-employee director other than the Chairman of the Board received an annual retainer of $50,000. The Chairman of the Board received an annual retainer of $100,000. Each of the chairs of the Human Resources and Compensation Committee, the Audit Committee, and the Nominating and Corporate Governance Committee received an additional annual fee of $10,000.

For 2020, the only changes to the cash fees to be paid to our non-employee directors are (1) the additional fee payable to the chair of the Audit Committee has been increased from $10,000 to $15,000, and (2) the annual retainer payable to each director has been increased from $50,000 to $60,000. These changes were made to align with the benchmark compensation survey conducted by Mercer. All cash fees paid to our directors are paid quarterly in arrears.

Equity-Based Compensation

Historically, the Company’s practice was to grant each non-employee director shares of the Company’s common stock in March of each year with a value of $70,000, except the Chairman of the Board, who was granted shares with a value of $140,000. These shares were considered to have been granted for past service of the directors (i.e., in arrears).

Effective with the annual shareholder meeting held in 2019, this practice was discontinued. Instead, non-employee directors serving on the Board on the date of the annual meeting (other than any directors retiring from the Board on that date) will be awarded restricted stock units (RSUs) with a value of $100,000, except that the value of the RSUs granted to the Chairman of the Board will be $140,000. The number of RSUs to be granted is to be calculated using the stock price on the trading day immediately preceding the grant date. All RSUs vest in full on the one-year anniversary of the grant date. These RSUs are considered to be granted for future service of the directors (i.e., in advance). As a result, non-employee directors who join the Board after the annual meeting will receive a prorated grant of RSUs based on the number of weeks served prior to the next annual meeting.

As a result of this change in practice in 2019, non-employee directors received two equity-based grants in 2019: a grant of shares in March pursuant to the historical practice and a grant of RSUs in May pursuant to the new practice. In 2020 and future years (until this compensation framework is changed), non-employee directors will only receive the grant of RSUs on the date of the annual meeting.

Directors’ Stock Purchase Plan

Directors are also eligible to participate in the Spartan Motors, Inc. Directors’ Stock Purchase Plan. This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of Spartan Motors common stock. The term “director’s fees” means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors’ Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. To date, no shares have been issued under this plan.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” above. Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan’s annual report on Form 10-K and in this proxy statement.

Respectfully submitted,

Paul A. Mascarenas, Chair

Richard F. Dauch

Angela K. Freeman

Ronald E. Harbour

Compensation Committee Interlocks and Insider Participation

Paul Mascarenas (Chair), Richard Dauch, Angela Freeman, Ronald Harbor, and Jeri Isbell served as members of the Human Resources and Compensation Committee during 2019. None of these individuals were, during 2019, an officer or employee of Spartan Motors, formerly an officer of Spartan Motors, or had any relationship requiring disclosure under the standards described in “Transactions with Related Persons” below. During 2019, none of Spartan’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity or as a director of another entity whose executive officer served on the Human Resources and Compensation Committee of Spartan’s Board of Directors.

Transactions with Related Persons

The Spartan Motors Code of Ethics and Compliance, available for viewing at the Company’s website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Chief Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. The Company expects its directors, officers and employees to act and make decisions that are in the Company’s best interests and encourages them to avoid situations which present a conflict between the Company’s interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person’s judgment in the course of his or her job for the Company.

Additionally, it is the Company’s policy that the Audit Committee of the Board of Directors reviews all material transactions involving the Company and any related person. Generally speaking, a “related person” is any director (or nominee for director) or executive officer of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any immediate family member of any of the foregoing. To assist in identifying related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. Generally speaking, a “material transaction” is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) involving more than $120,000 in which the Company participates and a “related person” has a direct or indirect material interest, as determined pursuant to applicable SEC rules. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Material transactions between the Company and another company for which a related person serves as an officer or director are not disclosed if the transaction is one where the rates or charges involved are determined by competitive bid.

Applying the standards discussed above, there have been no material transactions since the beginning of 2019, nor are there any currently proposed material transactions, between the Company and any related person.

Proposal: Amendment to Articles of Incorporation to Change Name of Spartan Motors, Inc.

On February 1, 2020, the Company sold its emergency response (ER) business unit. As part of that sale, the Company sold its rights to the “Spartan Motors” name, subject to a license to use the “Spartan” name in the Company’s RV business, and committed to request that its shareholders approve an amendment to the Company’s Articles of Incorporation to legally change the name of the Company.

In light of that commitment, the Board of Directors has approved an amendment to Article I of the Spartan Motors, Inc. Articles of Incorporation (the “Articles”) to change our corporate name from “Spartan Motors, Inc.” to “The Shyft Group, Inc.” The Board of Directors believes it is in the best interests of our Company and its shareholders to approve and adopt this amendment to the Articles to change the name of the Company.

The Board of Directors proposes to the shareholders of the Company to amend Article I of the Articles to change the name of the Company to “The Shyft Group, Inc.” If approved, the amendment will become effective upon the filing of the amendment with the State of Michigan, which will occur as soon as reasonably practicable following the annual meeting of shareholders.

The Board of Directors proposes to amend Article I of the Articles so that it reads as follows:

“The name of the corporation is: The Shyft Group, Inc.”

If the name change becomes effective, the rights of shareholders with respect to their shares will not change. The name change will not affect the validity or transferability of any currently outstanding stock. Any new stock issued after the name change will bear the name “The Shyft Group, Inc.” If the shareholders do not approve this amendment, no amendment to our Articles will be made, and the Company's name will remain as Spartan Motors, Inc.

Required Vote

The affirmative vote of holders of a majority of outstanding shares entitled to vote at the annual meeting of shareholders is required to approve the proposed amendment to our Articles. As a result, in counting votes on this proposal, abstentions and broker non-votes will affect the outcome of the election.

Your Board of Directors recommends that you vote FOR the approval of the amendment to our Articles of Incorporation.

Proposal: Amendment to Stock Incentive Plan to Authorize the Issuance of Additional Shares

In 2016, the Board of Directors adopted, and our shareholders approved, the Spartan Motors, Inc. Stock Incentive Plan. The Stock Incentive Plan, provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in Section 422 of the Internal Revenue Code, as amended (the “Code”), stock appreciation rights, restricted stock, performance shares, and other stock-based awards.

The Stock Incentive Plan is intended to promote the long-term success of the Company for the benefit of our shareholders through stock-based compensation, by aligning the personal interests of plan participants with those of our shareholders. The Stock Incentive Plan is designed to allow selected participants to participate financially in our future, as well as to enable us to attract, retain, and reward those individuals.

Our Board of Directors has approved an amendment to the plan, subject to shareholder approval, to make an additional 1,200,000 shares available for issuance under the plan. At the annual meeting of shareholders, our shareholders are being asked to consider and approve this amendment. The following paragraphs summarize the material features of the Stock Incentive Plan. The full text of the plan, as amended by the amendment approved by our Board of Directors and being submitted for approval by the shareholders, is included as Appendix B to this proxy statement.

Description of the Stock Incentive Plan

The Stock Incentive Plan is administered by the Human Resources and Compensation Committee of the Board. The Human Resources and Compensation Committee (the “Committee”) determines, subject to the terms of the plan, the persons receiving incentive awards, the nature and amount of incentive awards granted to each person (subject to the limits specified in the plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the plan. The Committee may amend the terms of incentive awards granted under the plan from time to time in any manner, subject to the limitations specified in the plan.

Awards may be granted under the plan to participants for no cash consideration or for such minimum consideration as determined by the Committee. The Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (ERISA). The plan is drafted to comply with Section 409A of the Code, which imposes specific rules on the timing and payment of deferred compensation.

Pursuant to the provisions of the plan, no awards may be granted under the plan after its expiration on May 25, 2026.

Shares Available Under Existing Plan

As originally adopted, the Stock Incentive Plan provided that 2,800,000 shares of Spartan Motors common stock would be available for awards under the plan. The following table shows how many shares have already been issued pursuant to the Stock Incentive Plan and how many shares are subject to outstanding awards. The Company made its annual award grant to employees on March 30, 2020, and those awards are included in the data below.

Selected data as of April 10, 2020:

Shares authorized for Stock Incentive Plan (as originally adopted)	2,800,000
Less shares already issued and vested	1,106,115
Less shares subject to outstanding but unvested awards(1)	521,962
Less shares subject to outstanding but unearned performance share units (PSUs)(2)	387,513
Shares remaining available for future issuance:	784,410

(1)	Includes shares of restricted stock issued but not vested and shares issuable pursuant to outstanding and unvested restricted stock units (RSUs).
(2)	This is the target number of shares issuable pursuant to outstanding PSUs.

For additional information regarding awards previously granted pursuant to the Stock Incentive Plan, please see Note 15 (Stock Based Compensation) to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

If the proposed amendment is approved, and subject to certain anti-dilution and other adjustments set forth in the plan, the maximum number of shares that may be issued under the plan would be increased by 1,200,000 shares to 4,000,000 shares. Shares of common stock authorized under the plan could be either unissued shares, shares issued and repurchased by Spartan Motors (including shares purchased on the open market), shares issued and otherwise reacquired by Spartan Motors, or shares otherwise held by Spartan Motors. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate would remain available under the plan.

Eligible Participants

Persons eligible to receive awards pursuant to the Stock Incentive Plan include directors, corporate officers, divisional officers, and key employees of the Company or any of its subsidiaries who the Committee determines are eligible to participate in the plan. We anticipate the persons who will receive awards under the plan, as amended, will be non-employee directors of Spartan Motors (currently eight persons) and executive officers (currently six persons), and other eligible employees (currently approximately 25 additional persons) of Spartan Motors and its subsidiaries. Additional individuals may become directors, officers, or employees in the future and could participate in the plan. Directors, nominees for director, officers, and employees of Spartan Motors and its subsidiaries may be considered to have an interest in the plan because they may receive awards under it.

Types of Awards

The following types of awards may be granted under the Stock Incentive Plan:

An “Option” is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100% of the fair market value of the stock at the date of the grant.

A “Stock Appreciation Right” is an award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of our common stock at the time of exercise. Stock appreciation rights may be granted in tandem with options.

“Restricted Stock” and “Restricted Stock Units” (RSUs) are awards of common stock granted to a participant for no or nominal consideration. Title to the shares passes to the participant at the time of that grant; however, the ability to sell or otherwise dispose of the shares is subject to restrictions and conditions determined by the Committee.

“Performance Share Units” (PSUs) are an award of the right to receive stock or cash of an equivalent value at the end of the specified performance period upon the attainment of specified performance goals.

Material Federal Income Tax Consequences

The following summarizes the material consequences of the grant and acquisition of awards under the Stock Incentive Plan for federal income tax purposes, based on our understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality.

Incentive Stock Options. Under current federal income tax laws, an option holder does not recognize income and Spartan Motors does not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price is a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the option holder's basis equals the exercise price and the option holder pays tax on the difference between the sale proceeds and the exercise price as capital gain. Spartan Motors receives no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally recognizes compensation taxed as ordinary income equal to the difference between (1) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise or (b) the amount realized on the sale or disposition and (2) the exercise price paid for the stock. Spartan Motors then receives a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Code apply. Additional gains, if any, recognized by the option holder result in the recognition of short- or long-term capital gain.

Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options - those options that do not meet the Code's definition of an incentive stock option. Under current federal income tax laws, an option holder does not recognize any income and Spartan Motors does not receive a deduction when a nonqualified stock option is granted. If a nonqualified option is exercised, the option holder recognizes compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Motors receives a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Code apply. The option holder's tax basis in the shares acquired is the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise results in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights . Upon the grant of a stock appreciation right, the participant realizes no taxable income, and the Company receives no deduction. Upon the exercise of the stock appreciation right, the value of the shares and/or cash received is generally taxable to the participant as ordinary income. The Company receives a deduction of an equal amount in the same year the participant recognized income.

Restricted Stock and Restricted Stock Units. Generally, under current federal income tax laws a participant does not recognize income upon the award of restricted stock or restricted stock units. However, a participant is required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, the Company is entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant does not recognize income with respect to the forfeited award and the Company would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units are reported as compensation income to the participant and the Company receives a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Code apply.

A participant may, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income is equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock is treated as capital gain and recognized only upon the sale of the stock subject to the award of restricted stock. Dividends received after such an election are taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant is not allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant recognizes capital gain (or loss) in the amount of the difference between the sale price and the participant's basis in the stock.

Performance Shares. Participants are not taxed upon the grant of performance shares. Upon receipt of the underlying shares or cash, a participant is taxed at ordinary income tax rates (subject to withholding) on the amount of cash received and/or the current fair market value of stock received, and the Company is entitled to a corresponding deduction. The participant’s basis in any performance shares received is equal to the amount of ordinary income on which he or she was taxed and, upon subsequent disposition, any gain or loss will be capital gain or loss.

Registration of Shares

The shares currently authorized for issuance under the Stock Incentive Plan have been registered pursuant to the Securities Act of 1933. If the shareholders approve the proposed amendment to increase the number of shares available for issuance pursuant to the plan, the Company intends to also register such additional shares pursuant to the Securities Act of 1933 before any such additional shares are granted or issued pursuant to the plan.

Termination or Amendment of Plan

The Board of Directors may terminate the Stock Incentive Plan at any time and may from time to time amend the plan as it considers proper and in the best interests of Spartan Motors, provided that no amendment may impair any outstanding incentive award without the consent of the participant, except according to the terms of the plan or the incentive award. In addition, no such amendment may be made without the approval of shareholders of Spartan Motors if it would (i) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (ii) increase the individual annual maximum award limit, or (iii) otherwise amend the Stock Incentive Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules.

Subject to certain limitations, the Committee could amend or modify the terms of any outstanding award in any manner not prohibited by the plan. However, incentive awards issued under the plan could not be repriced, replaced, regranted through cancellation, or modified without shareholder approval if the effect would be to reduce the exercise price or base price of such incentive awards to the same participants.

Effects of a Change in Control of Spartan Motors

Upon the occurrence of a “change in control" of Spartan Motors (as defined in the plan), if the Company or the Company’s successor does not assume the obligations under the plan or replace outstanding awards with awards having substantially the same intrinsic value, all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the plan would immediately become fully vested, exercisable, and nonforfeitable.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans regarding the number of securities to be issued under these plans upon the exercise of outstanding options, the weighted-average exercise prices of options outstanding under these plans, and the number of securities available for future issuance as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	--	N/A	1,356,196
Equity compensation plans not approved by security holders(2)	--	N/A	56,250
Total:	--	N/A	1,412,446

(1)	Consists of the Spartan Motors, Inc. Stock Incentive Plan of 2016, as currently in effect.

(2)

Consists of the Spartan Motors, Inc. Directors’ Stock Purchase Plan. This plan provides that non-employee directors of the Company may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of the Company’s common stock. The term “director’s fees” means the amount of income payable to a non-employee director for his or her service as a director of the Company, including payments for attendance at meetings of the Company’s Board of Directors or meetings of committees of the board, and any retainer fee paid to such persons as members of the board. A non-employee director who elects to receive Company common stock in lieu of some or all of his or her director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. To date, no shares have been issued under this plan.

(3)

Each of the plans reflected in the above table contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in the Company’s capitalization. In addition, the Stock Incentive Plan provides that if a stock option is canceled, surrendered, modified, expires or is terminated during the term of the plan but before the exercise of the option, the shares subject to the option will be available for other awards under the plan.

The numbers of shares reflected in column (c) in the table above with respect to the Stock Incentive Plan of 2016 (1,356,196 shares) represent new shares that may be granted by the Company under the plan, as currently in effect, as of December 31, 2019, and not shares issuable upon the exercise of an existing option, warrant or right nor does it include any additional shares to be added to the plan pursuant to the amendment being proposed for shareholder approval.

Required Vote

The affirmative vote of a majority of the Company’s common stock voted at the annual meeting of shareholders, by person or by proxy, is required to approve the proposed amendment to the Plan. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board of Directors recommends that you vote FOR the approval of the amendment to our Stock Incentive Plan.

Proposal: Advisory Vote to Approve Executive Compensation

Our “Compensation Discussion and Analysis” above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given an opportunity to express their approval of the compensation of our executives, as disclosed in this proxy statement. The shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executives as disclosed in this proxy statement under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executives and the policies and practices described in this proxy statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry. Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee. All members of our Human Resources and Compensation Committee are independent directors. Meetings of this committee include executive sessions in which management is not present.

●

Performance-Based Compensation. Our Human Resources and Compensation Committee intends to set our executive officers’ base salaries at median market rates for comparable companies. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives. The Company believes that this structure allows its executives the opportunity to receive overall compensation that is above median market rates, provided that performance objectives are met or exceeded.

●

Restricted Stock Units. A portion of our executives’ compensation is paid in the form of RSUs that vest ratably over a three-year period. We believe these awards align the executives’ interests with longer term shareholder returns and also serve to retain the services of executives.

●

Performance Share Units. Starting in 2019, a significant percentage (70%) of each named executive’s annual long-term equity incentive award is made in the form of PSUs, which may result in the issuance of Spartan common stock to the executives following a three-year performance period, based on the achievement of certain performance goals, on a cumulative basis, over that three-year period. We believe PSUs better align the executives’ long-term incentives with the interests of our shareholders.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, in the Compensation Discussion and Analysis, compensation tables, and related narrative discussion set forth in the Company’s proxy statement for its 2020 Annual Meeting of Shareholders.”

Audit Committee Report

The Audit Committee of the Spartan Motors Board of Directors has reviewed Spartan Motors’ audited financial statements for the year ended December 31, 2019, and has discussed those financial statements with Spartan Motors’ management.

The Audit Committee has also discussed with Spartan Motors’ independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed this independence with the independent registered public accounting firm.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors’ Board of Directors that the audited financial statements for the year ended December 31, 2019 be included in Spartan Motors’ annual report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

Dominic A. Romeo, Chair

Thomas R. Clevinger

Andrew M. Rooke

Proposal: Ratification of Appointment of Independent Auditors

Subject to the ratification of shareholders, Spartan Motors’ Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for its 2020 fiscal year. Representatives of BDO USA, LLP are expected to participate in the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

Independent Auditor Fees

All fees paid to BDO USA, LLP for services performed in 2019 and 2018, were approved pursuant to Spartan Motors’ Audit Committee Pre-Approval Policy described above under “Audit Committee” above. A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2019	2018
Audit Fees(1)	$990,912	$586,450
Audit-Related Fees(2)	-	60,000
Tax Fees(3)	173,377	159,981
All Other Fees(4)	-	-

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Represents the aggregate fees billed by the principal accountant for due diligence (transaction advisory) services.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Represents the aggregate fees for professional services rendered by the principal accountant for analysis related to acquisition due diligence activities.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors’ directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on the Company’s review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2019 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2019, except that the reports on Form 4 for the RSUs granted to each non-employee director on May 22, 2019 were inadvertently filed after the applicable due date.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2021 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 11, 2020 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2021 must be received by Spartan Motors not later than December 11, 2020 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Shareholders may request a paper copy of this proxy statement and the 2019 annual report to shareholders by:

Internet: www.proxyvote.com

Telephone: 1-800-579-1639

E-mail: sendmaterial@proxyvote.com

Spartan Motors’ annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Roney at the address above. In addition, Spartan Motors’ annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors’ website at www.spartanmotors.com in the “Investor Relations” section.

BY ORDER OF THE BOARD OF DIRECTORS

Ryan L. Roney

Secretary

Novi, Michigan

April 10, 2020

Appendix A

Non-GAAP Reconciliations

This proxy statement contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. For the periods covered by this proxy statement, such items include restructuring and other related charges, acquisition related expenses and adjustments, and non-cash stock-based compensation expenses. Free cash flow is calculated as operating cash flow less capital expenditures. Adjusted EBITDA and free cash flow are used for purposes of determining annual incentive compensation for our management team.

The following table reconciles Income from continuing operations to Adjusted EBITDA for 2019.

2019
Income from continuing operations	$36,790
Less: Net income attributable to non-controlling interests	(140)
Add:
Interest expense	1,839
Income tax	10,355
Depreciation & Amortization	6,073
EBITDA	54,917
Restructuring and other related charges	316
Acquisition related expenses and adjustments	3,531
Non-cash stock-based compensation expense	5,281
Adjusted EBITDA	$64,045

The following table reconciles the Net increase in cash and cash equivalents to free cash flow for 2019.

Operating Activities
Net loss	$(12,426)
Depreciation & amortization	11,180
Impairment of goodwill and intangible assets	13,856
Impairment of assets held for sale	39,275
Accruals for warranty	12,671
Deferred income taxes	(18,225)
Other non-cash charges	5,267
Change in working capital	(17,417)
Net cash provided by operating activities	34,181	(A)
Capital expenditures	(10,042)	(B)
Acquisition of business, net of cash acquired	(88,938)
Proceeds from long-term debt	92,000
Payments on long-term debt	(30,175)
Dividends	(3,572)
Other	(1,544)
Net increase in cash and cash equivalents	$(8,090)
Free cash flow (A+B)	$24,139

A-1

Appendix B

Stock Incentive Plan (as amended)

SPARTAN MOTORS, INC.

STOCK INCENTIVE PLAN OF 2016

Effective May 25, 2016

As proposed to be amended by First Amendment to Stock Incentive Plan

TABLE OF CONTENTS

Section 1	Establishment of Plan; Purpose of Plan		B-1
	1.1	Establishment of Plan	B-1
	1.2	Purpose of Plan	B-1
	1.3	Replacement of Prior Plans	B-1

Section 2	Definitions		B-1

Section 3	Administration		B-3
	3.1	Power and Authority	B-3
	3.2	Grants or Awards to Participants	B-4
	3.3	Incentive Award Agreement	B-4
	3.4	Vesting and Term	B-4
	3.5	Amendments or Modifications of Awards	B-4
	3.6	Indemnification of Committee Members	B-4

Section 4	Shares Subject to the Plan		B-5
	4.1	Number of Shares	B-5
	4.2	Limitation Upon Incentive Awards	B-5
	4.3	Adjustments	B-5

Section 5	Stock Options		B-6
	5.1	Grant	B-6
	5.2	Stock Option Price	B-6
	5.3	Medium and Time of Payment	B-6
	5.4	Stock Options Granted to 10% Shareholders	B-6
	5.5	Limits on Exercisability	B-6
	5.6	Restrictions on Transferability	B-7
	5.7	Termination of Employment, Directorship or Officer Status

Section 6	Stock Appreciation Rights		B-7
	6.1	Grant	B-7
	6.2	Exercise; Payment	B-7

Section 7	Restricted Stock and Restricted Stock Units		B-8
	7.1	Grant	B-8
	7.2	Termination of Employment, Directorship or Officer Status	B-8
	7.3	Restrictions on Transferability	B-9
	7.4	Legending of Restricted Stock	B-9
	7.5	Rights as a Shareholder	B-9
	7.6	Voting Rights	B-9

B-1

Section 8	Performance-Based Awards		B-10
	8.1	Designation of Awards	B-10
	8.2	Compliance with Code Section 162(m)	B-10
	8.3	Performance Measures	B-10

Section 9	Change in Control		B-10
	9.1	Change in Control	B-10
	9.2	Acceleration of Vesting to Prevent Loss of Value	B-10
	9.3	Acceleration of Vesting Upon Certain Loss of Employment	B-11

Section 10	General Provisions		B-11
	10.1	No Rights to Awards	B-11
	10.2	Withholding	B-11
	10.3	Compliance with Laws; Listing and Registration of Shares	B-11
	10.4	No Limit on Other Compensation Arrangements	B-11
	10.5	No Right to Employment	B-11
	10.6	No Liability of Company	B-12
	10.7	Suspension of Rights under Incentive Awards	B-12
	10.8	Governing Law	B-12
	10.9	Severability	B-12

Section 11	Termination and Amendment		B-12
	11.1	Termination; Amendment	B-12
	11.2	Restriction	B-12

Section 12	Effective Date and Duration of the Plan		B-12

B-2

SPARTAN MOTORS, INC.

STOCK INCENTIVE PLAN OF 2016

SECTION 1

Establishment of Plan; Purpose of Plan

1.1     Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2016 (the “Plan”) for its directors, corporate, divisional and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards.

1.2     Purpose of Plan. The purpose of the Plan is to provide directors, officers and other key employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and other key employees with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and other key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that most awards of Stock Options under the Plan are to provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended if necessary to achieve that purpose.

1.3     Replacement of Prior Plans. This Plan is intended to replace each of the Prior Plans (defined below), each of which shall be automatically terminated, replaced, and superseded by this Plan on the effective date of this Plan. Notwithstanding the foregoing, any awards granted pursuant to any Prior Plan shall remain in effect pursuant to their respective terms.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1     “Agreement” means the written or electronic agreement containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

2.2     “Act” means the Securities Exchange Act of 1934, as amended.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Change in Control,” unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 35% or more of the outstanding Common Stock or the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (c) the consummation by the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the consummation by the Company of the sale or disposition of all or substantially all of the assets of the Company, other than to a Permitted Successor.

2.5     “Code” means the Internal Revenue Code of 1986, as amended.

2.6     “Committee” means the Human Resources and Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least 2 members of the Board and all of its members shall be Non-Employee Directors and “outside directors” as defined in the regulations issued under Section 162(m) of the Code.

2.7     “Common Stock” means the Common Stock, $.01 par value, of the Company.

2.8     “Company” means Spartan Motors, Inc., a Michigan corporation, and its successors and assigns.

2.9     “Competition” means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary.  Such participation may be by way of employment, consulting services, directorship or officership.  Ownership of less than 3% of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

2.10     “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company’s shareholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.11     “Disability” means: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company.

2.12     “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

2.13     “Excluded Holder” means (a) any Person who at the time this Plan was adopted was the beneficial owner of 10% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

2.14     “Full Value Award” means an Incentive Award other than an Option or Stock Appreciation Right.

2.15     “Good Reason” means, for purposes of Section 10, any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participants position or a material increase in the time Participant is required by the Company or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control.

2.16     “Incentive Award” means the award or grant of a Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit to a Participant pursuant to the Plan.

2.17     “Market Value” shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

2.18     “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.19     “Nasdaq” means The Nasdaq Stock Market LLC, or if the Common Stock is not listed for trading on the on the Nasdaq Stock Market LLC on the date in question, then such other United States-based stock exchange or quotation system on which the Common Stock may be traded or quoted on the date in question.

2.20     “Non-Employee Directors” shall mean individuals who qualify as such within the meaning of Rule 16b-3 under the Exchange Act (or any successor definition thereto).

2.21     “Participant” means a director, corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

2.22     “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

2.23     “Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of “Change in Control” above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 10% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

2.24     “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.25     “Prior Plan” means each of (a) the Spartan Motors, Inc. 2005 Stock Incentive Plan, (b) the Spartan Motors, Inc. 2007 Stock Incentive Plan, and (c) the Spartan Motors, Inc. 2012 Stock Incentive Plan.

2.26     “Restricted Period” means the period of time during which Restricted Stock or Restricted Stock Units awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions and/or conditions pursuant to Section 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.27     “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.28     “Restricted Stock Unit” means the right, as described in Section 7, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.

2.29     “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted (provided that such base price is not lower than the Market Value as of the date of grant).

2.30     “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.31     “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

Administration

3.1     Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2     Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3     Incentive Award Agreement. Each Incentive Award shall be evidenced by an Agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine.

3.4     Vesting and Term. The Committee may determine, in its sole discretion, vesting conditions for Incentive Awards, subject to the following limitations:

(a) An Incentive Award that vests as the result of the passage of time and continued service by the Participant shall be subject to a vesting period of not less than one year from the date of the applicable grant; and

(b) An Incentive Award that is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (a) and (b) above will not apply: (i) to Incentive Awards made in payment of or exchange for other earned compensation (including performance-based Incentive Awards); (ii) upon a Change in Control under the provisions set forth in Section 9; (iii) to termination of service due to death or Disability; and (iv) to Incentive Awards involving an aggregate number of shares not in excess of 5% of the number of shares available for Incentive Awards under Section 4.1.

3.5     Amendments or Modifications of Awards. Subject to Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award, provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards, provided, however, that such grant of new Incentive Awards shall be considered a new grant for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants; further provided, that no amendment or modification will alter the Plan in such a way as to cause it to be governed by Code Section 409A.

3.6     Indemnification of Committee Members. Neither any member nor former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1     Number of Shares.  Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be four million (4,000,000) shares1 of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full and shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Award. Such shares shall be authorized and may be either unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company.

4.2     Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 500,000 shares of Common Stock, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as “performance-based compensation” under Section 162(m) of the Code. A purpose of this Section 4.2 is to ensure that the Plan may provide performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose. However, the Company is not obligated to structure Incentive Awards to ensure that the awards qualify as “performance-based compensation” under Section 162(m) of the Code.

4.3     Adjustments.

(a)     Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the Committee shall provide that the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan and the limitation provided in Section 4.2, together with applicable exercise prices and base prices, as well as the number and kind of securities available for issuance under the Plan, shall be adjusted in an equitable manner. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b)     Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under this Plan shall be adjusted in such manner as the Committee determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive, so long as they are in compliance with Code Section 409A.

1 Increased by First Amendment to Stock Incentive Plan proposed for shareholder approval.

SECTION 5

Stock Options

5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. Stock Options granted to directors who are not employees of the Company or its Subsidiaries shall not be treated as incentive stock options under Section 422(b) of the Code.

5.2     Stock Option Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.3     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. To the extent any such amendment would not cause a Stock Option to become subject to Code Section 409A, the time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.4     Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.5     Limits on Exercisability. Except as set forth in Section 5.4, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6     Restrictions on Transferability.

(a)     General. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.7     Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

(a)     General. If a Participant ceases to be a director of the Company or ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant’s death, Disability or termination for cause (which are addressed below in Sections 5.7(b), (c) and (d), respectively), the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, directorship or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination unless the Committee otherwise consents or the terms of the stock option agreement provide otherwise, and not beyond the original terms of the Stock Options. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b)     Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 5.7(d)), all of the Stock Options issued to such Participant shall become exercisable upon the Participant’s death in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant.

(c)     Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant may exercise all of his or her Stock Options in accordance with their terms.

(d)     Termination for Cause. Notwithstanding anything to the contrary in this Section 5.7, if a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

(f)     Additional Provisions in Stock Option Agreements. The Committee may, in its sole discretion, provide by resolution or by including provisions in any stock option agreement entered into with a Participant that the Participant shall have no further right to exercise any Stock Options after termination of employment or directorship if the Committee determines the Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

6.1     Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2     Exercise; Payment. To the extent granted in tandem with a Stock Option, SARs may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. Unless the Committee decides otherwise (in its sole discretion), SARs will only be paid in cash or in shares of Common Stock. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

SECTION 7

Restricted Stock and Restricted Stock Units

7.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable under Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2     Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units):

(a)     General. In the event of termination of employment, directorship or officer status during the Restricted Period for any reason other than death, Disability, termination for cause (which are addressed below in Sections 7.2(b), (c) and (d), respectively), or termination following a Change in Control (which is addressed in Section 9), each Restricted Stock and Restricted Stock Unit award still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b)     Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 7.2(d)) but during the time when the Participant holds Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of death, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership (or that of his successor in interest) of such Restricted Stock and Restricted Stock Units shall not be affected by the Participant’s death.

(c)     Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership of such Restricted Stock and Restricted Stock Units shall not be affected by such Disability.

(d)     Termination for Cause. Notwithstanding anything to the contrary in this Section 7.2, if a Participant’s employment or directorship is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.3     Restrictions on Transferability.

(a)     General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) shares of Restricted Stock and interests in Restricted Stock Units shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, his or her guardian or legal representative.

(b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock subject to Restricted Stock and Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

7.4     Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Spartan Motors, Inc. Stock Incentive Plan of 2016 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.5     Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock and Restricted Stock Units shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

7.6     Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Performance-Based Awards

8.1     Designation of Awards. A Full Value Award granted to a Participant who is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Incentive Award, must comply with the provisions of this Section 8 if such Incentive Award is intended by the Committee to constitute Performance-Based Compensation.

8.2     Compliance with Code Section 162(m). If an Incentive Award is subject to this Section 8, then the determination of the amount of shares to be granted or the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 8.3. The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the grant to be made or the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any grant to be made or amount payable in connection with an Incentive Award subject to this Section 8, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 4.3 to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any grant to be made or any amount determined to be otherwise payable in connection with such an Incentive Award. The Committee may also provide that the achievement of specified performance goals in connection with an Incentive Award subject to this Section 8 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Incentive Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

8.3     Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 8, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance criteria: net sales; total revenue; gross margin rate; selling, general and administrative expense rate; earnings before interest, taxes, depreciation and amortization; operating income; earnings before interest and taxes; earnings before taxes; net earnings; earnings per share; total shareholder return; return on equity; return on sales; return on assets; return on invested capital; economic value added; cash conversion cycle; operating cash flow; free cash flow; working capital; debt leverage; and total net cash. Any performance goal based on one of the foregoing performance measures utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Subsidiary or individual performance.

SECTION 9

Change in Control

9.1      Change in Control. The following provisions shall apply to outstanding Incentive Awards in the event of a Change in Control.

9.2      Acceleration of Vesting to Prevent Loss of Value. If the Company is the surviving entity and an outstanding Incentive Award is not adjusted as necessary to preserve the intrinsic value of the Incentive Award, or if the Company’s successor does not irrevocably assume the Company’s obligations under this Plan or replace the Incentive Awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Incentive Awards immediately prior to the Change in Control, then, immediately prior to the Change in Control and without any action by the Committee or the Board, each such outstanding Incentive Award granted under the Plan shall become immediately vested and, if applicable, exercisable in full.

9.3      Acceleration of Vesting upon Certain Loss of Employment.

(a)     Stock Options and Stock Appreciation Rights. In the event of a Change in Control in which the Participant’s outstanding Stock Options or Stock Appreciation Rights granted under the Plan are assumed or replaced as provided in Section 9.2, such Stock Options and Stock Appreciation Rights shall become immediately exercisable in full for a remaining term extending until the original expiration date of the applicable Stock Option or Stock Appreciation Right grant if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause; or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

(b)     Restricted Stock and Restricted Stock Units. In the event of a Change in Control in which the Participant’s outstanding Restricted Stock and Restricted Stock Units granted under the Plan are assumed or replaced as provided in Section 9.2, such Restricted Stock and Restricted Stock Units granted under the Plan will vest if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause; or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 10

General Provisions

10.1     No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.2     Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied (but only to the extent required to satisfy the minimum amount required to be withheld by law or regulation) by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.3     Compliance with Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.5     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment and a directorship may be terminated consistent with the Company’s Restated Articles of Incorporation and Bylaws, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

10.6     No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

10.7     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment or directorship with the Company and its Subsidiaries is under consideration; provided, however, that if such suspension causes an extension of the term of the Incentive Award, such extension shall comply with Section 3.3(b) of the Plan.

10.8     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.9     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 11

Termination and Amendment

11.1     Termination; Amendment. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company, provided that no such amendment may be made, without the approval of shareholders of the Company, that would: (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.2 and 6.1, respectively; (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights; (iii) increase the individual maximum limits in Section 4.2; or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules. The Committee may alter or amend an award agreement and/or Incentive Award previously granted under the Plan to the extent it determines that such action is appropriate. In no event, however, may the exercise price of Stock Options or the base price of Stock Appreciation Rights be reduced below the Market Value on the date of the grant.

11.2     Restriction. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 12

Effective Date and Duration of the Plan

This Plan shall take effect May 25, 2016, subject to approval by the shareholders at the 2016 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after May 25, 2026.

SPARTAN MOTORS, INC.
ATTN: RYAN L. RONEY
41280 BRIDGE ST.
NOVI, MI 48375

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SPAR20**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94227-Z76309-P32766

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SPARTAN MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Angela K. Freeman
02) Dominic A. Romeo
03) Andrew M. Rooke

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E94228-Z76309-P32766

SPARTAN MOTORS, INC.
Annual Meeting of Shareholders
May 20, 2020 10:00 A.M., EDT
This proxy is solicited by the Board of Directors

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at 10:00 A.M., EDT, live via the internet at www.virtualshareholdermeeting.com/SPAR20, on May 20, 2020 and hereby appoints Daryl M. Adams and Jonathan C. Douyard, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 23, 2020 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares presented by this Proxy FOR the election of all nominees listed for directors, FOR the approval of the amendment to our Articles of Incorporation, FOR the approval of the amendment to our Stock Incentive Plan, FOR the ratification of the independent auditors and FOR the approval of the compensation of our named executive officers. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote these shares unless you sign and return this card.

Continued and to be signed on reverse side